As filed with the Securities and Exchange Commission on July 8, 2010

Registration No. ___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

FOUR STAR HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

________________________

FLORIDA (State or other jurisdiction of incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	26-1427633 (I.R.S. Employer Identification No.)

100 Four Star Lane
Odenville AL 35120
 (205) 640-3726
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bobby R. Smith, Jr.
Chairman of the Board, Chief Executive Officer, and Treasurer
100 Four Star Lane
Odenville AL 35120
 (205) 640-3726
(Name, address, including zip code, and telephone number including area code, of agent for service)

__________________________

With a copy to:
Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. 

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

           Large accelerated filer     ☐                                                                                   Accelerated filer                     ☐
           Non-accelerated filer       ☐                                                                                   Smaller reporting company  ☒

(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
		Maximum	Aggregate	Amount of
Title and Class of	Amount to	Offering Price	Offering	Registration
Securities Registered	Be Registered	per Security (1)	Price (1)	Fee
Common Stock
No Par Value

Prospectus	2,000,000	$5.00	$10,000,000	$7,130
Fran Mize	3,000,000	$0.00	$0.00	$0.00
Bobby R. Smith Jr.	3,000,000	$0.00	$0.00	$0.00
Superior Hotels, Inc.	900,000	$0.00	$0.00	$0.00
Private Resources, LLC	2,250,000	$0.00	$0.00	$0.00
Richard Lee Barnes Esq	1,500,000	$0.00	$0.00	$0.00
Martin W. Smith	1,500,000	$0.00	$0.00	$0.00
Joe Pittera	200,000	$0.00	$0.00	$0.00
Al Rhoney	590,000	$0.00	$0.00	$0.00
Doug Drennen	590,000	$0.00	$0.00	$0.00
Laura Shelton	590,000	$0.00	$0.00	$0.00
Kathy Burttram	590,000	$0.00	$0.00	$0.00
Casie New	590,000	$0.00	$0.00	$0.00
GM Holdings, Inc.	1,500,000	$0.00	$0.00	$0.00
Angelic Holdings, LLC	300,000	$0.00	$0.00	$0.00
Issued Shares	2,000,000	$5.00	$10,000,000	$7,130
Issued Shares	17,100,000	$0.00	$0.00	$0.00

(1)  Estimated solely for purposes of calculating the amount of the registration fee.

(2)   As per officers compensation package

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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P R O S P E C T U S

FOUR STAR HOLDINGS, INC.

OFFERING OF 2,000,000 SHARES OF COMMON STOCK

The name of our Company is Four Star Holdings, Inc.  We are offering from time to time 2,000,000 shares of our Common Stock at $5.00 per share.   No additional payment is required in connection with a conversion.  We will not pay any dividends on the Common Stock unless otherwise stated in a resolution executed by officers/directors.

The shares are being offered through our executive officers pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act.  There is no minimum offering.  Proceeds from the sale of the shares, up to $10,000,000 if all the shares offered are sold, will not be placed in an escrow account and may be used by us upon receipt.  We are offering the shares from time to time on a continuous basis, but we may terminate the offering at any time.

Prior to this offering, there has been no public market for our common stock and there can be no assurance that any such market will develop.

		Proposed	Proposed Maximum
		Maximum	Aggregate	Amount of
Title and Class of	Amount to	Offering Price	Offering	Registration
Securities Registered	Be Registered	per Security (1)	Price (1)	Fee
Common Stock
No Par Value

Prospectus	2,000,000	$5.00	$10,000,000	$7,130
Fran Mize	3,000,000	$0.00	$0.00	$0.00
Bobby R. Smith Jr.	3,000,000	$0.00	$0.00	$0.00
Superior Hotels, Inc.	900,000	$0.00	$0.00	$0.00
Private Resources, LLC	2,250,000	$0.00	$0.00	$0.00
Richard Lee Barnes Esq	1,500,000	$0.00	$0.00	$0.00
Martin W. Smith	1,500,000	$0.00	$0.00	$0.00
Joe Pittera	200,000	$0.00	$0.00	$0.00
Al Rhoney	590,000	$0.00	$0.00	$0.00
Doug Drennen	590,000	$0.00	$0.00	$0.00
Laura Shelton	590,000	$0.00	$0.00	$0.00
Kathy Burttram	590,000	$0.00	$0.00	$0.00
Casie New	590,000	$0.00	$0.00	$0.00
GM Holdings, Inc.	1,500,000	$0.00	$0.00	$0.00
Angelic Holdings, LLC	300,000	$0.00	$0.00	$0.00
Issued Shares	2,000,000	$5.00	$10,000,000	$7,130
Issued Shares	17,100,000	$0.00	$0.00	$0.00

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 13 before buying any of our securities.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Subject to Completion, Dated __________, 20__

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The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Four Star Holdings, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus. This document will also register all stock issued with evidence by a certified shareholders list.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry statistics or other publicly available information. We do not guarantee, and we have not independently verified this information. Accordingly, investors should not place undue reliance on this information.

REFERENCES

As used in this prospectus: (i) the terms “we”, “us”, “our”, and the “Company” mean Four Star Holdings, Inc.; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY OF PROSPECTUS

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

General Information About The Company

Four Star Holdings, Inc. hereinafter referred to as “The Company”, and the term “Management” is hereinafter referred to Bobby R. Smith, Jr. and Fran Mize, collectively.  Management has operated as one of the largest developing and homebuilding companies in the Birmingham Alabama area. The Company operates in four segments, Land Development, Structural Community Planning, Homebuilding, and Realty Brokerage Services.  As of March 31, 2010 the Company acquired Ridgefield Development Corporation and Four Star Realty, LLC, owned by Smith and Mize (Management).

Four Star Holdings, Inc sells it properties under its subsidiary Four Star Realty, LLC.  Management has been operating as officers and directors in various real estate brokerage and development ventures since 1992. To date Management has built over 1,100 single family homes, over 30 commercial properties, and currently has two multifamily projects and one town home complex under development.

In December 2009 Management acquired majority control of a public company known as Dragons Lair Holdings, Inc. which was founded in 2007. The result of that transaction was the purchase of 74% of the Company’s common stock through a Stock Purchase Agreement for the consideration of $325,000.  This gave authoritative control to Fran Mize, as President and Director and Bobby R. Smith, Jr. its Chairman and CEO, The Company is headquartered in the Birmingham, Alabama area.

The banking industry, as a result of the Credit Crisis in the United States during the last two years, has limited and in some cases discontinued funding in the real estate development sector.  Management’s solid foundation with its lenders for over the past 15 years has enabled them to borrow over $200 million with a stellar performance in servicing this debt. However, even with positive equity on the balance sheet Management’s primary lending institutions shut down the majority of its available line of credit. This affected the Company as it experienced slowed performance but did not stop the progress in sales and/or production. This did however, trigger the Company’s interest in going public to procure alternative financing for its expansion from other than traditional bank financing methods.

Over the past 18 months they have seen many of their Home Building Competitors dwindle due to over leveraging and higher than normal carrying cost of inventory. The Company’s conservative inventory levels have given it the ability to sell homes at a better than average sale price compared to its competitors.  To make it possible for purchasers of some of the Company’s homes to obtain 100% financing thru Rural Housing Development Loans, FHA-insured or VA-guaranteed mortgages, the Company must construct these homes in compliance with regulations promulgated by these agencies.

Today, Birmingham ranks as one of the most important business centers in the nation and is also home of one of the largest banking centers in the U.S. In addition, the Birmingham area serves as headquarters to one Fortune 500 company: Regions Financial and five Fortune 1000 companies.

Corporate Structure

The Land Development Subsidiary

The acquisition and development of land has always been a primary focus of Management and its companies.  The recent acquisition of Ridgefield Development demonstrates that management’s current holdings are poised to become subsidiaries of The Company. All references to “inventory” or “product” are referring to the development and/or construction of single family residences or commercial sites that management will book into Four Star Holdings, Inc. as revenue and/or assets.

The intimate knowledge of the local areas enabled them to acquire parcels of land at outstanding values before these same parcels became known to other potential purchasers in the area. This combined with excellent working relationships maintained with local zoning boards and County Commissioners enabled them to develop these properties in a more efficient manner than those unfamiliar with any local or county regulations.  Of equal or greater importance in today’s market, is Managements outstanding relationship with banks and other lenders in the Southeast.  While there are numerous opportunities available for the purchase of distressed properties, not every “bargain” purchase will produce profits.  The ability to sift through these opportunities requires a firsthand knowledge of “working the dirt” to know which properties can be developed into income producing developments and which ones will still be growing weeds for the next three to five years.  Bobby R. Smith, Jr. Four Star’s CEO owns “B & B Smith Construction” an excavation company complete with  earth moving equipment and contacts for leasing heavier equipment as needed. The Company, through its own efforts and its partnership interests, is involved in all phases of planning and building in its residential communities and commercial projects including land acquisition, site planning, preparation and improvement of land, and design, construction and marketing of homes. The CEO, Bobby R. Smith, Jr. holds the General Contractor license enabling B&B Smith Construction Company, Inc. to do most of the development work in-house.

Realty Brokerage Subsidiary:

Four Star Realty, LLC (REALTY) is a wholly owned subsidiary of Four Star Holdings. REALTY’s primary focus is a residential real estate Brokerage Company, providing brokerage services to home buyers and sellers in the Birmingham Alabama area. The Company also markets and sells its homes as well as other homes through commissioned agents and independent outside real estate brokers.  Realty offers locality data and targeted information on new home listings, home sales comparables and local school information through its website images and virtual tours.  The Company’s President Fran Mize has almost 20 years in listing, marketing properties on behalf of sellers, as well as assisting in negotiating, advising, transaction processing, and closing activities.

Our corporate structure is as set forth in the following chart:

Our executive offices are located at 100 Four Star Lane, Odenville Alabama, U.S.A., 35120, and our telephone number is (205) 640-7821.

The Offering

The Issuer:	Four Star Holdings, Inc.

Stock Offered:	2,000,000 Common Stock

Offering price:	$5.00 per share

Liquidation Preference:	$5.00 per share

Dividends:	There are no dividends at the time of this offering; however Management reserves the right to declare such an action.

Optional Conversion:	No conversion is declared at this time

Voting Rights:	The Common Stock will vote, on pro-rata basis on an “as converted basis”, based on the percentage of common stock.

Adoption of Series A Super Preferred
The shares of such series shall be designated as the "Series A Super Preferred Stock" and the number of shares initially constituting such series shall be up to One Hundred (100) shares.  The Series A Super Preferred Stock shall be senior to the common stock and any other series or class of the Company’s preferred stock. No conversion rights. Voting rights are if at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 66.6% of the total number of shares of Common Stock, plus the total number of shares of all other series of stock, issued and outstanding at the time of any vote of shareholders.

Adoption of Series B:
Dividend Shares: The attributes of this class of stock has no redemption and will be issued to investors/shareholders that will have the right to a dividend on the profitability of certain business transactions the Company completes. Authorized 20 million. The attributes are dividend only with no redemption into common and nonvoting

Adoption of Series C:	Convertible Preferred. The attributes are 2:1 conversion with 2 year redemption into common. Authorized 100 million

Adoption of Series D:
This Series of stock will be for the purpose of getting trading authorization on foreign exchanges and the stock will be used for that specific foreign exchange. Total authorized will be 100 million. No conversion into common, this series of stock will have no voting rights, no redemption into common and will not trade in the United States.

Prior to Offering: Common Stock Outstanding:	22,234,228 shares

Assuming distribution and sale of all common stock.	39,384,228 shares

Estimated Proceeds:	Because this is a self underwritten offering with no minimum, we may receive up to $10,000,000, if all 2,000,000 shares offered are sold.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Use of Proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, including working capital. See “Use of Proceeds” for additional information.

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below may not be all of the risks facing our Company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Associated With Our Company

Traditional banking institutions are currently not funding development properties.  Available funding is currently equity or debenture financing. We could face a high risk of business failure due to these factors.

Four Star Holdings, Inc sells it properties under its subsidiary Four Star Realty, LLC  Management has been operating as officers and directors in various real estate brokerage and development ventures since 1992. To date Management has built over 1,100 single family homes, over 30 commercial properties, and currently have two multifamily projects and one town home complex under development.

In December 2009 Management acquired majority control of a public company known as Dragons Lair Holdings, Inc. which was founded in 2007. The result of that transaction was the purchase of 74% of the Company’s common stock through a Stock Purchase Agreement for the consideration of $325,000.  This gave authoritative control to Fran Mize, as President and Director and Bobby R. Smith, Jr. its Chairman and CEO, The Company is headquartered in the Birmingham, Alabama area.

The banking industry, as a result of the Credit Crisis in the United States during the last two years, has limited and in some cases discontinued funding in the real estate development sector.  Management’s solid foundation with its lenders for over the past 15 years has enabled them to borrow over $200 million with a stellar performance in servicing this debt. However, even with positive equity on the balance sheet Management’s primary lending institutions shut down the majority of its available line of credit. This affected the Company as it experienced slowed performance but did not stop the progress in sales and/or production. This did however, trigger the Company’s interest in going public to procure alternative financing for its expansion from other than traditional bank financing methods.

Over the past 18 months they have seen many of their Home Building Competitors dwindle due to over leveraging and higher than normal carrying cost of inventory. The Company’s conservative inventory levels have given it the ability to sell homes at a better than average sale price compared to its competitors.  To make it possible for purchasers of some of the Company’s homes to obtain 100% financing through Rural Housing Development loans, FHA-insured or VA-guaranteed mortgages, the Company must construct these homes in compliance with regulations promulgated by these agencies.

Today, Birmingham ranks as one of the most important business centers in the nation and is also home of one of the largest banking centers in the U.S. In addition, the Birmingham area serves as headquarters to one Fortune 500 company: Regions Financial and five Fortune 1000 companies.

If we experience unfavorable publicity or consumer perception of our development, our operating results could fluctuate and our reputation could be adversely affected, resulting in decreased sales.

We are highly dependent upon consumer activity in the purchase of new homes and the ability of the consumer to obtain adequate bank financing.

If there is a shortage in the supply of key building materials, or drastic price increases our business could be adversely affected.

If the prices were to increase or availability of building materials to decrease significantly, or our sub-contractors and suppliers relationships are terminated it greatly put The Company in a jeopardous situation.

Material prices may increase in the future and we may not be able to recoup from such increases to our customers.  A significant increase in the price of materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition.  In addition, if we no longer are able to obtain key materials from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer.

If we fail to compete effectively, our sales and growth prospects could be adversely affected.

The housing market is highly sensitive to the shortage of bank funding and foreclosed homes in the competing target area. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in introducing newly constructed homes to the market. We may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

If we incur material liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.

As a developer and direct marketer of our homes, we are subject to liability claims if the use of our construction is alleged to have resulted in injury, loss of property or if disclosure warnings concerning warranties are deemed inadequate.

Currently, we do have liability insurance, even though the same insurance may be carried by our suppliers and sub-contractors to cover certain liability claims against us, such as, our newly constructed homes could contain contaminants.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended. As a public company, we are required to comply with the Sarbanes-Oxley Act of 2002 and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective Management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Associated With This Offering

We may not receive enough capital from this offering to enable us to successfully develop our properties and place newly constructed homes  into the marketplace, which means it could be difficult to continue operating our business in a profitable manner.

We are dependent on the availability of capital from this offering to proceed with our plan to offer newly constructed homes to the marketplace.  We are selling the shares directly to the public without the use of a registered broker/dealer firm. There is no minimum amount of shares which we have to sell in this offering so we may not sell a sufficient number of shares to successfully implement our business plan. We have no current arrangements with respect to, or sources of additional capital, and there can be no assurance that such additional capital will be available to us when needed.  If we are unable to obtain additional capital this could have a material adverse effect on us.

Management believes that we will require a minimum of $1,250,000 of available capital to enter the marketplace with new construction.  If such capital does not become available from the proceeds of this offering or other such sources, we cannot continue operations for the next 12 months from available cash on hand.  We have no commitments for additional capital as of the date of this prospectus.  Accordingly, investors are advised that the proceeds of this offering may not be sufficient to enable us to maintain the existing level of production and, if additional capital is not received within 12 months from the date of this prospectus, we may have to curtail certain operations.

We have no arrangement or resources of additional capital and may have to curtail certain operations if additional capital is not available when we need it.

If we succeed in our offering by 10%, we anticipate sales will generate sufficient cash flow to support our operations for the next 24-30 months.  However, this is based on our assumption of achieving significant sales and there can be no assurance that such sales levels will be achieved.  Therefore, we may require additional financing through loans and other arrangements, including the sale of additional common stock. There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted.

This is a risky investment because there is no minimum number of shares that must be sold in this offering.

Our business is subject to changing consumer trends and preferences as well as bank funding for new home buyers. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest developments, which in turn could harm our customer interest in purchasing our homes  and cause us to lose market share. The success of our new home construction depends upon a number of factors, including our ability to:

•	anticipate customer needs;

•	construct and develop new types of homes;

•	successfully build homes in a timely manner;

•	price our homes and lots competitively;

•	construct homes in sufficient volumes and in a timely manner and

•	differentiate our constructed homes from those of our competitors.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

There is presently no public market for our shares of common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares of common stock indefinitely and may have difficulty selling them if an active trading market does not develop.  However, our shares of common stock may be limited in tradability on the Over-The-Counter Bulletin Board, or,  public market may not be consistent in price and/or volume.  To date we have not solicited any securities brokers to become market makers of our common stock.  If our common stock does not develop or the market price of the common stock declines below the initial public trading price, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.  The initial public trading price will be determined by market makers independent of us.

If shareholders sell a large number of shares all at once or in blocks after this offering, the market price of our shares would most likely decline.

We are offering 2,000,000 shares of our Common Stock, through this prospectus. Our common stock is traded on the Over-the-counter-bulletin-board and our newly appointed preferred stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock or preferred stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. If all of the shares offered in the offering are sold, the outstanding shares of common stock covered by this prospectus will represent approximately 5% of the outstanding shares of common stock as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our shares of common stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the Over-The-Counter Bulletin Board, we will be required to remain current in our filings with the Securities and Exchange Commission in order for the shares of our common stock to be eligible for quotation on the Over-The-Counter Bulletin Board. In the event that we become delinquent in our required filings with the Securities and Exchange Commission, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the Over-The-Counter Bulletin Board, investors in our common stock may find it difficult to sell their shares.

State blue sky laws may limit your ability to resell our stock.

The “blue sky” laws of some states may impose restrictions upon the ability of investors to resell our shares in those states without registration or an exemption from the registration requirements. Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

The offering price of $5.00 per share is speculative.

The offering price of $5.00 per share has been arbitrarily determined by our Management and does not bear any relationship to the assets, net worth or actual or projected earnings of the Company or any other generally accepted criteria of value.

We do not pay any cash dividends.

We have not paid any cash dividends on our common stock nor do we presently contemplate the payment of any cash dividends.  Accordingly, there can be no assurance that you will receive any return from an investment in our Common Stock. In the absence of the payment of dividends, any return on your investment would be realized only upon your sale of our stock.  We are not making any representations that an investment in our stock will be profitable or result in a positive return.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “will be,” “would” and similar expressions. Although we believe that our expectations are based on reasonable assumptions, our actual results may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various factors, including, but not limited to, those described above under the heading "Risk Factors" and elsewhere in this prospectus. Before you invest in the shares, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares by us in this offering will be up to a maximum of $10,000,000 if all 2,000,000 shares offered by this prospectus are sold and, before deducting estimated offering expenses.

Our principal reasons for conducting this offering at this time are to raise capital to expand our operations and construct new homes in our corporate owned developments, develop our brand through increased advertising and marketing programs, investing further resources into developing our corporate infrastructure and hiring employees and consultants.

In addition, although we are currently not committed to do so, we expect to spend approximately $50,000 in the next 12 months to further develop our brand through new advertising and marketing programs, and the remaining portion of the offering proceeds for working capital and general corporate purposes, including the costs associated with being a public company.  We are also conducting this offering to create a public market for our common stock, to facilitate our access to the public equity markets and to obtain additional capital.

If the opportunity arises, we may use a portion of the net proceeds from this offering designated for expansion of operations to acquire or invest in distressed properties and distressed builders that have adequate assets. We are not currently a party to any agreements or commitments and we have no current understandings with respect to any acquisitions.

Except as provided above, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering and, at the date hereof, cannot accurately predict the amounts that we may spend for any particular purpose. The amounts of our actual expenditures will be influenced by several factors, including the timing and extent of our growth opportunities, the amount of cash used by our operations and the occurrence of unforeseen opportunities and events.  Our Management team will have broad discretion in determining the uses of the net proceeds of this offering.  Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DETERMINATION OF OFFERING PRICE

In determining the offering price Management considered the valuation of property on an Appraised Value “Discounted To A Single Purchaser” divided into the amount of shares  based on the Price Earnings Growth of future properties rolled in  and our business potential, and market valuation of competing developers.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Our net tangible book value as of March 31, 2010 was approximately $ 4,439,304 or $.20 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Public offering price per share		5.00

Net Tangible Book Value per share 3/31/2010	0.20
Increase per share attributable to new investors	0.16

Adjusted Net Tangible B/V after this offering		0.36

Dilution per share to new investors		4.64

The following table set forth as of March 31, 2010, on a pro forma as adjusted basis, the differences between: (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by existing shareholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the initial public offering price of $5.00 per share and before deducting our estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	22,234,228	91.75%	$0	0%	0
New investors	2,000,000	8.25%	$10,000,000	100%	$5.00
Total	24,234,228	100%	$10,000,000	100%	$5.00

PLAN OF DISTRIBUTION

We are offering from time to time 2,000,000 shares of Common Stock (as per Unit) at a price of $5.00 per share. We are offering the shares directly to the public until such shares are sold, however, we may terminate the offering prior to that date. There is no minimum amount of shares that must be sold before we use the proceeds.  Proceeds will not be returned to investors if we sell less than all of the 2,000,000 shares being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

Offering Will Be Sold By Our Officer and Director

The offering will be conducted by Bobby R. Smith, Jr., our Chairman, and Chief Executive.  Under Rule 3a 4-1 of the Securities Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by officers who perform substantial duties for or on behalf of the issuer otherwise then in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more than once every 12 months, with certain exceptions.

Terms of The Offering

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a) (39) of the Securities Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and are not at the time of offering of shares associated persons of a broker or dealer. Mr. Smith will meet these requirements.

Procedures and Requirements For Subscribing

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

•	an executed copy of the Subscription Agreement; and

•	A check payable to the order of Four Star Holdings, Inc. in the amount of $5.00 for each share you want to purchase.

Resale of our Shares

There is presently no public market for our shares of common stock or preferred stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares indefinitely and may have difficulty selling them if an active trading market does not develop.

Management’s strategy is to seek to have our common stock, but not our preferred stock, trade on the over-the-counter market and quoted on the over-the-counter bulletin board as soon as practicable after the termination of this offering.  However, to date, we have not solicited any securities brokers to become market makers of our common stock.  There can be no assurance that an active trading market for the common stock will develop or be sustained or that the market price of the common stock will not decline below the initial public trading price.  The initial public trading price will be determined by market makers independent of us.

Even if a market develops for our common stock you may have difficulty selling our shares due to the operation of the SEC’s penny stock rules. These rules regulate broker-dealer practices in connection with transactions in “penny stocks.”  These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

We are registering the Common Stock for sale only in the states that are covered by Blue Sky. The “blue sky” laws of some states may impose restrictions upon the ability of investors to resell our shares in those states without registration or an exemption from the registration requirements.  Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

DESCRIPTION OF SECURITIES

General Matters

As of March 31, 2010, our authorized capital stock consisted of 100,000,000 shares of common stock, no par value, and on July 1, 2010 Management adopted the Articles of Incorporation the following;

Series A Super Preferred- Designation of Series and Rank, The shares of such series shall be designated as the "Series A Super Preferred Stock" and the number of shares initially constituting such series shall be up to One Hundred (100) and on April 1, 2010 the Board of directors adopted and issued 2 shares, one share to Bobby R. Smith, Jr. and one share to Fran Mize.

The Series A Super Preferred Stock shall be senior to the common stock and any other series or class of the Company’s preferred stock with no conversion rights. The price of said shares will be $10,000,000 per share. The voting rights are if at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 66.6%-(2/3) of the total number of shares of Common Stock, plus the total number of shares of all other series of stock, issued and outstanding at the time of any vote of shareholders.

Series B: Dividend Shares: The attributes of this class of stock has no redemption and will be issued to investors/shareholders that will have the right to a dividend on the profitability of certain business transactions the Company completes. Authorized 20 million. The attributes are dividend only with no redemption into common and nonvoting, none have been issued

Series C:   Convertible Preferred. The attributes are 2:1 conversion with 2 year redemption into common. Authorized 100 million and none have been issued

Series D: This Series of stock will be for the purpose of getting trading authorization on foreign exchanges and the stock will be used for that specific foreign exchange. Total authorized will be 100 million. No conversion into common, this series of stock will have no voting rights, no redemption into common and will not trade in the United States. None have been issued

As of March 31, 2010, we had outstanding 22,234,228 shares of common stock and no shares of preferred stock. As of March 31, 2010, we had fifteen (15) shareholders of record and 25 shareholders who hold stock in Cede and Company.

Upon the closing of this offering, our authorized capital stock will consist of 500,000,100 shares of common stock, 39,384,228 of which will be outstanding on the assumption that all 2,000,000 shares of Common Stock offered will be sold.

The following summary describes the material provisions of our capital stock. We urge you to read our articles of incorporation and our bylaws, which are included as Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Our amended articles of incorporation and amended bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors.

These provisions include elimination of the ability of shareholders to call special meetings and advance notice procedures for special meetings of shareholder proposals.

Common Stock

Voting rights

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore.

Other rights

In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in the offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors as of July 1, 2010 have authorized issuance of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our shareholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the Company.

Description of Common Stock

The shares of Common Stock, when issued and sold in the manner contemplated by this prospectus, will be duly and validly issued, fully paid and non-assessable.  The Common Stock is not subject to any sinking fund.

Dividends

In the event any dividend or other distribution payable in cash or other property (other than shares of our Common Stock) is declared on our Common Stock, each holder of shares of Common Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of Common Stock into which such share of Common Stock would be converted pursuant immediately prior to such record date.

Conversion into Common Stock

In the event of a conversion from preferred Series C shares, the holder may convert the common stock at a conversion rate that is applicable to the attributes of said preferred share.  The holder of converted shares shall pay in connection with a conversion all Transfer Agent costs. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date.

In order to convert your shares of Preferred Stock, you must deliver your Preferred Stock certificate to us at our office or to the office of the transfer agent for our common stock along with a duly signed and completed notice of conversion.

The conversion date will be the date you deliver your Preferred Stock certificate and the duly signed and completed notice of conversion to us or our transfer agent. You will not be required to pay any U.S. federal, state or local issuance taxes or duties or costs incurred by us on conversion, but will be required to pay any tax or duty payable as a result of the common stock upon conversion being issued other than in your name. We will not issue common stock certificates unless all taxes and duties, if any, have been paid by the holder.

In the event of a conversion, the remuneration will be considered from time to time by management and will be paid by majority vote. The following types of transactions, among others, would be covered by this:

(1)           We consolidate or merge into any other company, or any merger of another company into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(2)           We sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(3)           We undertake any compulsory share exchange.

Ranking

Series Preferred A, then the Common Stock will rank, with respect to dividend rights and upon liquidation winding up.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our Company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Common Stock will be entitled to payment out of our assets available for distribution of an amount equal to any strike price or market price per share of the Common Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Common Stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our Company, or a reduction or decrease in our capital stock, the amounts payable with respect to shares of Common Stock and all other parity stock are not paid in full, the holders of shares of Common Stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our Company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our Company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our Company or a reduction or decrease in our capital stock.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by consent in writing. Our articles of incorporation also require that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President.  In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a shareholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 120 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our Management, which could depress the market price of our common stock.

Number, election and removal of the board of directors

Upon the closing of the offering, our board of directors will consist of four directors. Our articles of incorporation authorize a board of directors consisting of at least four, but no more than eleven, members, with the number of directors to be fixed from time to time by our board of directors.  At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our board of directors will be elected each year.  Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Florida Anti-Takeover Law

We are not subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 50% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires approval by disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or its affiliates).

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DESCRIPTION OF BUSINESS

General Information

We were incorporated on October 4, 2007 under the laws of the State of Florida.

The Company operates in four segments, Land Development, Structural Community Planning, Homebuilding, and Realty Brokerage Services. Four Star Holdings, Inc sells it properties under its subsidiary, Four Star Realty, LLC.  Management has been operating as officers and directors in various real estate brokerage and land development ventures since 1992. As our financials indicate as March 31, 2010 we have no going concern issues.

Our principal offices are located at 100 Four Star Lane, Odenville, Alabama, 35120.

Our fiscal year end is December 31.

Background

The Company operates in four segments, Land Development, Structural Community Planning, Homebuilding, and Realty Brokerage Services. Four Star Holdings, Inc sells it properties under its subsidiary, Four Star Realty, LLC.  Management has been operating as officers and directors in various real estate brokerage and land development ventures since 1992. To date Management has built over 1,100 single family homes, over 30 commercial properties, and currently have two multifamily projects and one town home complex under development.

In December 2009 Management acquired majority control of a public company known as Dragons Lair Holdings, Inc. which was founded in 2007. The result of that transaction was the purchase of 74% of the Company’s common stock through a Stock Purchase Agreement for the consideration of $325,000.  This gave authoritative control to Fran Mize, as President and Director and Bobby R. Smith, Jr. its Chairman and CEO.

The banking industry, as a result of the Credit Crisis in the United States during the last two years, has limited and in some cases discontinued funding in the real estate development sector.  Management’s solid foundation with its lenders for over the past 15 years has enabled them to borrow over $200 million with a stellar performance in servicing this debt. However, even with positive equity on the balance sheet Management’s primary lending institutions shut down the majority of its available line of credit. This affected the Company as it experienced slowed performance but did not stop the progress in sales and/or production. This did however, trigger the Company’s interest in going public to procure alternative financing for its expansion from other than traditional bank financing methods.

Alabama ranks low for the percentage of homeowners who owe more on their mortgages that their house is worth. The negative equity mortgages are below 7% of the entire state total mortgage portfolio.

The top 5 states are: Top States Negative Equity Mortgages	By Percentage
Nevada	48%
Florida	39%
Arizona	29%
California	27%

Markets indicated show that Birmingham’s  real estate brokerage firms are reporting that the city’s housing market has not experienced peaks and valleys compared to the rest of the country, primarily due to the state builders conservative approach to housing starts and relatively low inventory levels, meaning that new home construction is not implemented until there are identified buyers.

The National Home Builders Association reported that the hard hit areas were the Sunbelt/coastal states which disrupted the real estate boom. During the subprime crisis, Birmingham home pricing experienced a moderate decrease of 5% to an average home price of $145,000, reported on May 14, 2009. However, ahead of the rest of the country, Birmingham recorded an early recovery in the onset of October 2009 with area home sales rising 13% and stabilizing.

Metropolitan Birmingham has consistently been rated as one of America's best places to work and earn a living based on the area's competitive salary rates and relatively low cost of living expenses. One 2006 study published at Salary.com determined that Birmingham was second in the nation for building personal net worth, based on local salary rates, living expenses, and unemployment rates.

 The Top 5 Fastest Growing Markets For Real Estate according to Money Magazine; reports that despite a poor real estate market and the housing crisis certain markets are expected to show price gains in the following months and years.  These cities and towns have been virtually uninjured by the economy, seemingly immune to the foreclosures that have plagued the rest of the nation. Multifamily Starts dramatically on the rise in Birmingham, compared to the rest of the country.

1.) McAllen, TX 12-month forecast: 4% Median home price: $109,000 One year price change: 2.1% Five year price change: 23.3% Change in foreclosure rate: 23%	2.) Rochester, NY 12-month forecast: 2.7% Median home price: $121,000 One year price change: 3.4% Five year price change: 20.1% Change in foreclosure rate: 5%
3.) Birmingham, AL 12-month forecast: 2.7% Median home price: $156,000 One year price change: 2.9% Five year price change: 29.4% Change in foreclosure rate: 20%	4.) Syracuse, NY 12-month forecast: 2.6% Median home price: $126,000 One year price change: 0.8% Five year price change: 29.5% Change in foreclosure rate: 27%
5.) Buffalo/Niagara Falls, NY 12-month forecast: 2.4% Median home price: $105,000 One year price change: 1.6% Five year price change: 24.5% Change in foreclosure rate: 14%	Source: Real Estate Opportunity Housing Market Real Estate News May 2009

On January 7, 2010 Chief Economist Dr. David Crowe of the National Association of Home Builders, stated in his report the real GDP Growth for Birmingham experienced growth of negative 5% in the 3rd quarter of 2009 to an increase of positive growth of 5%, in the 4th quarter of 2009, making Birmingham housing market the 3rd fastest growth in the country.

Local Industry Advancement over the course of the 20th century, the city's economy diversified. Though the manufacturing industry maintains a strong presence in Birmingham, other industries such as banking, insurance, medicine, publishing, and biotechnology have risen in stature. Birmingham has been recognized as one of the top cities for income growth in the United States South with a significant increase in per capita income since 1990.

The industry advancement and economic development in Alabama is unprecedented.  The Economic Development Board has attracted new industries that will bring an annual $60 million to Personal Income, Increases to bank deposits by $86M after 5 years, boost Sales of Goods & Services by $108 million and create 10 New Retail Establishments adding 620 support jobs which will increase Family Units by 1,000 and increase housing demand by $87 million in the next 12 months.

These new industries are:

Rain Bird Steele has built a new $40 million dollar plant in the area for which will bring 250 new jobs to the area, of which 100 will be absorbed by existing residents and attracting an additional 100-150 residents who will migrate from other states.

VA Nursing Home, St. Vincent and Jefferson States Nursing Programs have selected a site which will bring another $40 million project to the area and which will create 200 new jobs of which less than 100 will be absorbed by existing residents and attract an additional 100-residents who will migrate from other states with skilled nursing experience or seeking to be educated in the skilled nursing sector.

Cogswell, Industrial Technology Park; a more economical equivalent to the Raleigh-Durham Research Triangle.

Grand River Retail & Residential Development will cover a 6,000 acre parcel that will bring in retail, offices, hotels and residential.

Industry Overview

Major Industries and Commercial Activity

According to City data; for many years Birmingham was a one-industry town dependent on the iron and steel industry. Today, Birmingham's economy relies more heavily on the medical industry as well as trade, finance, research and government. The major industrial investments in Birmingham have been in automotive components manufacturing and distribution, machinery, and the metals industries fueled by the new Honda Plant.

At the base of the expanding telecommunications industry is one of two regional corporate headquarters of BellSouth Telephone Company. Birmingham is headquarters for the engineering and technical services of several power companies, including Alabama Power Company, ENERGEN Corporation, and SONAT. Metro Birmingham is a leading retail and wholesale trade center for Alabama and parts of Florida, Georgia, Tennessee, and Mississippi. According to the Alabama Department of Industrial Relations, projections for the fastest-growing occupations in Birmingham through 2012 include jobs in medical services.

Birmingham boasts the University of Alabama Medical Center, known throughout the world for its research on the treatment of cardiovascular disease, diabetes, cancer, AIDS, and arthritis. Birmingham's Southern Research Institute, the largest nonprofit independent research laboratory in the southeast, has gained national prominence.

With a plethora of Birmingham businesses working in international trade and warehousing and with the city's nearby waterways, Birmingham is a major distribution center. The city's proximity to the Warrior-Tombigbee River System, which connects to the Tennessee-Tombigbee Waterway, enables Birmingham to be a major shipper of general commodities. Birmingham has also experienced significant growth as a transportation hub because of its central southeast location, and the fact that it is served by eight airlines, five air cargo services, approximately 100 truck lines, four railroads, and more than ten barge lines. Multimillion-dollar runway and cargo facility expansions at Birmingham International Airport took place in 2004 as part of the city's efforts to encourage further growth in the transportation and distribution industries.

Items and goods produced in the Birmingham area are cast iron pipe, transportation equipment (automotive, rail, and aircraft equipment), fabricated metal products, electronics, plastic products, office furniture, containers, paper products, and fire extinguishers.

In private developments, so many auto-related companies have located in greater Birmingham that residents call the area "little Detroit." A half hour southwest of Birmingham, in the tiny town of Vance in Tuscaloosa County, a new road called Mercedes Drive leads to the first Mercedes-Benz (a division of Daimler-Chrysler) auto plant ever built in North America. The Mercedes-Benz Vance plant, built in 1993, is also the first Mercedes-Benz passenger-car assembly plant outside Germany. Alabama offered $80 million in incentives to entice Mercedes-Benz to set up shop in the state; by 2000 Mercedes had invested $380 million in Alabama.

In 2001 Mercedes-Benz began construction on a $600 million expansion that is estimated to double production. State investments in auto production have led several auto service production plants to open shop in other areas of the state, namely Hyundai in Montgomery and Honda in Lincoln.

In other private developments, one of downtown Birmingham's largest and most conspicuous vacant building received a $30 million face-lift from Bayer Properties, which finished conversion in 2003 of the eight-story 1908 Pizitz department store building to Class A office space with a ground-floor retail component. In 2002, American Cast Iron Pipe Co. (ACIPCO) prepared for stricter pollution regulations with an $80 million expansion at its North Birmingham plant. The company added 61,000 square feet of space to add a state-of-the-art, electrically-fired furnace.

University of Alabama at Birmingham (UAB). In 1998, Alabama health officials endorsed a 5-year, $578 million expansion of UAB's University Hospital complex. In late 2004, the new 885,000 square foot, 11-story hospital opened with 37 operating suites, 4 intensive care units, 96 private patient rooms and an emergency unit the size of a football field.

 In April 2002, UAB broke ground on a new 300,000-square-foot, 12-story Shelby Interdisciplinary Biomedical Research Building, which will house four distinct research programs. Due to be completed in 2005, the new facility is expected to generate $100 million in annual grants and employ 1,400 people. Oxmoor Valley Research Park was created by a partnership of UAB and the city of Birmingham, and houses the university's Office for the Advancement of Developing Industries Technology Center (OADI). Since UAB became an autonomous campus, it has spent about $800 million on new construction and has built about 100 buildings in an 82-block area.

Born at the junction of two railroads, and always an important transportation center, Birmingham today is served by an outstanding network of highways, extensive rail track, air cargo facilities, and nearby navigable waterways. The CSX and Burlington Northern Santa Fe railroad systems haul freight to and from the metropolitan area, where a multimodal system is located. More than 100 truck lines, many with nationwide service, and five air-cargo firms move goods and products for Birmingham companies. Birmingham's Airport Industrial Park is designated as a Foreign Trade Zone, a major asset in attracting additional business to the area. General commodities are transported economically on barges along the nearby Warrior-Tombigbee River System and the Tennessee-Tombigbee Waterway to other inland cities and through the Port of Mobile to foreign countries.

The Labor Force and Employment Outlook in Birmingham's transformed economy is now less dependent on cyclical manufacturing and mining sectors and more on health and financial services. Birmingham is the state's center for advanced technology and there are more engineers per capita living in the local area than in any other southeastern city.

Birmingham, like other Alabama cities, enjoys a good reputation in Asia. Local analysts predict that the region will continue to be a magnet for overseas capital.

The Company generally has an inventory of homes under construction, with many of these homes under contract (i.e., the Company has received executed sales contracts and deposits) before the Company starts construction.

PRINCIPAL DEVELOPMENTS AND SERVICES AND THEIR MARKETS

Over the past 18 months they have seen many of their Home Building Competitors dwindle due to over leveraging and higher than normal carrying cost of inventory. The Company’s conservative inventory levels have given it the ability to sell homes at a better than average sale price compared to its competitors.  In order to make it possible for purchaser of some of the Company’s homes to obtain State of Alabama Loan Guarantees, FHA-insured or VA-guaranteed mortgages, the Company must construct these homes in compliance with regulations promulgated by these agencies.

Today, Birmingham ranks as one of the most important business centers in the nation and is also home of one of the largest banking centers in the U.S. In addition, the Birmingham area serves as headquarters to one Fortune 500 company: Regions Financial and five Fortune 1000 companies.

Realty Brokerage Subsidiary

Four Star Realty, LLC (REALTY) is a wholly owned subsidiary of Four Star Holdings. REALTY’s primary focus is a residential real estate Brokerage Company, providing brokerage services to home buyers and sellers in the Birmingham Alabama area. The Company also markets and sells its homes as well as other homes through commissioned agents and independent outside real estate brokers.  Realty offers locality data and targeted information on new home listings, home sales comparables and local school information through its website images and virtual tours.  The Company’s President Fran Mize has almost 20 years in listing, marketing properties on behalf of sellers, as well as assisting in negotiating, advising, transaction processing, and closing activities.

The one thing that graphs, charts and statistics won’t show in this submittal is the stability of the company’s operation and holdings. Over the past 18 months they have seen many of their Home Building Competitors dwindle due to over leveraging and higher than normal carrying cost of inventory. Management’s conservative inventory levels have given it the ability to sell homes at a better than average sale price compared to its competitors.  In order to make it possible for purchasers of some of the Company's homes to obtain State of Alabama Loan Guarantees, FHA-insured or VA-guaranteed mortgages, the Company must construct those homes in compliance with regulations promulgated by those agencies.

Today, Birmingham ranks as one of the most important business centers in the Southeastern United States and is also one of the largest banking centers in the U.S. In addition, the Birmingham area serves as headquarters to one Fortune 500 company: Regions Financial and five Fortune 1000 companies are headquartered in Birmingham.

Distribution Methods

The Company balances its local operating structure with centralized corporate-level Management. The Company's local managers, who have significant experience in the homebuilding industry generally and in their respective markets, are responsible for operating decisions regarding land identification, home design, construction and marketing. Decisions related to overall Company strategy, acquisitions of land and businesses, financing and disbursements are centralized at the corporate level. Our current inventory is stated below;

Development Sites as of March 31, 2010

Region	Home Sites	Homes Under	Homes	Commercial	Appraised	Liability
	Developed	Construction	Sold	Parcels	Value
Ridgefield	899	12	504	0	$10,770,000	$6,134,945
12 Oaks	185	4	11	0	$6,875,000	$1,900,000
Four Star Investment	-	-	-	-	$7,461,107	$5,535,014
4 Star Properties	52	4	15	2	$5,395,000	$5,188,986
Legacy Springs Apts	-	-	-	-	$13,560,000	$1,600,000
4 Star Land Ventures	277	18	71	0	$21,200,000	$10,821,358
SBE	-	-	-	20	$13,032,400	$3,025,000
Total	1413	38	601	22	$78,293,507	$34,205,303

Status Of Any Publicly Announced New Developments

We have not publicly announced any new development other than what is stated above.

Competition

Today, Four Star Realty has over 25 Realtor Associates and is ranked third behind D. R. Horton and another local real estate company, which has 16 offices and over 2,000 realtors listing properties in the area. For the entire Birmingham MLS reporting area, Four Star Realty is ranked number 25 out of 325 agencies in combined sales and listing volume. Management is projecting a 20% growth rate despite the current economic conditions.  Many of our competitors may have significantly greater financial, technical, marketing and other resources than us.  We believe that our ability to compete depends on a number of factors, including price, quality of building material, new home availability, name recognition and post-sales service and support.

Sources and Availability Of Development Activity

 Management supervises and controls the development and building of its own residential communities. It employs subcontractors for site improvements and virtually all of the work involved in the construction of homes.

 In almost all instances, the arrangements between the Company and the subcontractors commit the subcontractors to complete specified work in accordance with written price schedules and guarantee their work. These price schedules normally change every 90 days to meet changes in labor and material costs. The CEO, Bobby R. Smith, Jr. through his personally owned company, B&B Smith Construction, Inc., owns heavy construction equipment and has a labor force used to supervise excavating, development and construction, and perform routine maintenance.

Dependence On One Or A Few Major Customers

Our focus is primarily single family homes which require wide base of customers, we do not rely on one  or a few major customers.

Patents and Trademarks

We do not have any patents or trademarks. The need for such will be assessed from time to time.

Need For Any Government Approval

We do need local government approval for zoning and impact of the amount of lots we can develop.

Government and Industry Regulation

We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect of any additional governmental regulation, when or if it occurs, or what effect it could have on our business in the future. Such developments could require reformulation of certain construction to  meet new standards, recalls or discontinuance of certain financial instruments, additional record-keeping requirements, increased documentation of the properties deeds of trust, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Research And Development Activities

Other than the building and land improvements of our existing properties, we do not spent any funds on research and development to date, however, future research and development will be assessed from time to time.

Environmental Laws

The company operates and is in full compliance with all local, state and Federal Environmental laws and has all permits and applications current with A.D.E.M., Alabama Department of Environmental Management.

Employee and Employment Agreements

Employees

As of June 1, 2010, we have 12 full-time employees plus at least 300 contractors, subcontractors and suppliers. All activities to date have been undertaken by Bobby R. Smith Jr., our Chief Executive Officer, and Treasurer, along with Fran Mize as President both of whom currently spend all of their time on the business.

DESCRIPTION OF PROPERTY

 The Company continuously considers the purchase of, and from time to time acquires, land for its development and sales programs. The Company generally does not acquire land for speculation. In some instances, the Company acquires land by acquiring options enabling it to purchase parcels as they are needed.

LEGAL PROCEEDINGS

At this time there is one legal proceeding; filed May 6, 2010, Rich Woods et al, as Plaintiffs, claiming that the Company owes him and undetermined cash and common stock for referral fees. At this time Management is denying these allegations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

There is no public market for our shares of common stock or our preferred stock.  There can be no assurance that a market will develop or be maintained.  We currently have 15 record holders of our shares of common stock and no holders of our preferred stock.

The Penny Stock Rules

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker- dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares of common stock in the secondary market.

DIVIDEND POLICY

The Common Stock offered by this prospectus does not carry a fixed periodic dividend. In the event a dividend or distribution is declared on our common stock, in cash or other property (other than a dividend of our common stock), the holders of the Common Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Common Stock could be converted immediately prior to such dividend or distribution. We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

REGULATION M

Our officer and director, who will offer and sell the Shares, is aware that he is required to comply with the provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

REPORTS

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Manhattan Transfer Registrar 57 Eastwood Road, Miller Place, NY  11764, Phone (800) 786-0362, (631) 928-6171 Fax.

FINANCIAL STATEMENTS

Our fiscal year end is December 31.  We intend to provide financial statements audited by an Independent Registered Accounting Firm to our shareholders in our annual reports.  The audited financial statements for the period from the date of incorporation, October 4, 2007, to December 31, 2009  immediately follow along with the unaudited financials for the Quarter ended March 31, 2010.

TABLE OF CONTENTS FINANCIAL STATEMENTS

Dragons Lair Holdings, Inc. 2009 Audited Financial Statements

Four Star Holdings, Inc. March 31, 2010 Interim Unaudited Financial Statements

Four Star Realty, LLC 2009 Audited Financial Statements and Pro Forma

Ridgefield Development Corporation 2009 Audited Financial Statements and Pro Forma

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Dragon’s Lair Holdings, Inc.

We have audited the accompanying balance sheet of Dragon’s Lair Holdings, Inc. (a development stage enterprise)(the “Company”) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and for the period October 4, 2007 (inception) through December 31, 2009. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon’s Lair Holdings, Inc. (a Florida corporation) as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended and the period October 4, 2007 (inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 1, the Company has been in the development stage since its inception (October 4, 2007) and continues to incur significant losses. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Lake & Associates CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois
February 4, 2010

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31, 2009	December 31, 2008
CURRENT ASSETS:
Cash and equivalents	$137	$66,613
Inventory	402	402
Total Current Assets	539	67,015

FIXED ASSETS:
Equipment, net of accumulated depreciation of $150 and $50, respectively	345	445

OTHER ASSETS:
License, net	660	900

Total Assets	$1,544	$68,360

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$7,000	$6,051
Total Liabilities	7,000	6,051

SHAREHOLDERS' EQUITY/(DEFICIT):
Preferred stock (50,000,000 authorized;
par value $.001; none issued and outstanding)	$-	$-
Common stock (100,000,000 shares authorized;
no par value; 8,001,078 issued and outstanding)	88,587	84,741
Deficit accumulated during the development stage	(94,043)	(22,432)
Total Shareholders' Equity (Deficit)	(5,456)	62,309

Total Liabilities and Shareholders' Equity/(Deficit)	$1,544	$68,360

The accompanying notes are an  integral part of these statements.

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)
			Cumulative from
	For the year ended ended	For the year ended	October 4, 2007 (Inception) through
	December 31, 2009	December 31, 2008	December 31, 2009

Net Sales	$-	$1,241	$1,241

Cost of Sales	-	131	131

Gross Profit	-	1,110	1,110

Expenses:
Amortization	240	240	540
Depreciation	100	50	150
General and Administrative	71,271	21,723	94,463

Total Expenses	(71,611)	(22,013)	95,153

Net (loss) before Income Taxes	(71,611)	(20,903)	(94,043)

Provision for Income Taxes	-	-	-

Net (loss)	$(71,611)	$(20,903)	$(94,043)

Basic and diluted net loss per common share	$-	$-

Weighted average number of common shares outstanding	7,976,420	6,119,597

The accompanying notes are an  integral part of these statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FROM OCTOBER 4, 2007 (INCEPTION) THROUGH DECEMBER 31, 2009

(Audited)
					Accumulated	Total
	Preferred Stock		Common Stock		(Deficit) During	Shareholders'
	Shares	Amount	Shares	Amount	Development Stage	Equity

Balance at October 4, 2007	-	$-	975,000	$1,200	$-	$1,200
Common stock issued for license

Founder's shares	-	-	5,000,000	11,100	-	11,100
November 4, 2007, $0.00222/share

Common stock issued for cash	-	-	63,278	633	-	633
December 31, 2007, $0.01/share

Net (loss) for the period	-	-	-	-	(1,529)	(1,529)

Balance at December 31, 2007	-	-	6,038,278	12,933	(1,529)	11,404

Common stock issued for services	-	-	100,000	4,008	-	4,008
March 27, 2008, $0.04008/share

Common stock issued for cash
December 31, 2008, $0.03846/share			1,762,800	67,800		67,800

Net (loss) for the period	-	-	-	-	(20,903)	(20,903)

Balance at December 31, 2008	-	-	7,901,078	84,741	(22,432)	62,309

Common stock issued for services	-	-	100,000	3,846	-	3,846
April 1, 2009, $0.03846/share

Net (loss) for the period	-	-	-	-	(71,611)	(71,611)

Balance at December 31, 2009	-	-	8,001,078	88,587	(94,043)	(5,456)

The accompanying notes are an  integral part of these statements.

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)
			Cumulative from
	For the year ended	For the year ended	October 4, 2007 (Inception) through
	December 31, 2009	December 31, 2008	December 31, 2009
OPERATING ACTIVITIES:
Net loss	$(71,611)	$(20,903)	$(94,043)
Issuance of common stock for services	3,846	4,008	7,854
Increase in amortization	240	240	540
Increase in depreciation	100	50	150
(Increase) decrease in inventory	-	131	(402)
Increase in accounts payable	949	4,582	7,000

Net cash used in operating activities	(66,476)	(11,892)	(78,901)

INVESTING ACTIVITIES:
Increase in equipment	-	(495)	(495)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	67,800	79,533

NET INCREASE (DECREASE) IN CASH	(66,476)	55,413	137

CASH BEGINNING BALANCE	66,613	11,200	-

CASH ENDING BALANCE	$137	$66,613	$137

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

CASH TRANSACTIONS AFFECTING OPERATING, INVESTING
AND FINANCING ACTIVITIES:
Issuance of common stock for license	$-	-	$1,200

The accompanying notes are an  integral part of these statements.

DRAGON’S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND DECEMBER 31, 2008

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE RISK

Description of Business

Dragon’s Lair Holdings, Inc., a Florida corporation (the “Company”, “we”, “us” and “our”), was incorporated on October 4, 2007, and conducts is operations through its sole operating subsidiary, Dragon’s Lair Health Products, Inc., a Florida corporation, which was incorporated on October 5, 2007.  Our company structure is set forth in the following chart:

DRAGON’S LAIR HOLDINGS, INC. a Florida corporation

DRAGON’S LAIR HEALTH PRODUCTS, INC. a Florida corporation (100% Owned Subsidiary)

Our Company is a provider of personal care products by means of a network of direct sales consultants, which is in the development stage.  Our business strategy is to provide quality products, operate at a profit and enable our direct sales consultants to operate at a profit.  In July, 2008, we commenced providing our first product, the Sore-Eez™ Chinese herbal body liniment.

Our principal executive office is located at 785 N.E. 78th Street, Miami, FL  33138.  Our telephone number is  (786) 554-2771 , and our company website is www.sore-eez.com.  Our fiscal year ends on December 31st.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company. The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its sole subsidiary. All material inter-company balances and transactions have been eliminated.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management’s Plan to Continue as a Going Concern

The Company has met its historical working capital requirements from the sale of its capital shares.  In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its securities, (2) the sale of the Sore-Eez™ Chinese herbal body liniment and other product candidates, and (3) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Development Stage Risk

The Company has earned minimal revenues from operations.  Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”, which was previously Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by ASC 915 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity/(deficit) and cash flows disclose activity since the date of the Company's inception

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities.  In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's business plan will be successfully executed. Our ability to execute our business plan will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained.  Further, we cannot give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis, and include finished goods.

Equipment

Equipment is stated at cost, less accumulated depreciation.  Depreciation is provided using the straight-line method over the estimated useful life of five years.

Advertising Costs

Advertising costs are expensed as incurred.  For the years ended December 31, 2009 and 2008, advertising expenses totaled $3,900 and $156, respectively.

Revenue Recognition

The Company recognizes revenue when:

•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred;

•	Price is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company closely follows the provisions of ASC 605, “Revenue Recognition”, which includes the guidelines of Staff Accounting Bulletin No. 104 as described above. For the periods from October 4, 2007 (inception) to December 31, 2007 and January 1, 2008 to June 30, 2008, respectively, the Company recognized no revenues.  In July, 2008, the Company commenced providing our first product, the Sore-Eez™ Chinese herbal body liniment.  For the period from October 4, 2007 (inception) to December 31, 2008, the Company recognized revenues in the amount of $1,241.  For the year ended December 31, 2009, the Company recognized no revenues.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with ASC 260, “Earnings Per Share”, which was previously Statement of Accounting Standards No. 128, "Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Intangible Assets

Intangible assets consist of a license agreement which is recorded at cost and amortized over a straight-line basis.   The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.  The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. There was no impairment loss for the period from October 4, 2007 (inception) to December 31, 2009.

Income Taxes

The Company accounts for income taxes as outlined in ASC 740, “Income Taxes”, which was previously Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) is now included in ASC 718 “Compensation – Stock Compensation.”  Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective for the year ended December 31, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recently Issued Accounting Pronouncements

The company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

Subsequent Events

We evaluated subsequent events through the date and time our financial statements were issued on February 5, 2010.

NOTE 3 - EQUITY TRANSACTIONS

On October 4, 2007 (inception), the Company issued 975,000 shares of common stock for the purchase of the license to manufacture, distribute and sell, the Sore-Eez™ Chinese herbal liniment, its initial product, from Yamit Lemoine.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.

On November 4, 2007, the Company issued 5,000,000 shares of common stock to an investor for cash in the amount of $11,100.

On December 31, 2007, the Company issued 63,278 shares of common stock to an investor for cash in the amount of $633.

On March 27, 2008, the Company issued 100,000 shares of common stock to our initial directors for services rendered at a value of $4,008.

On December 11, 2008, the Company completed its public offering pursuant to its Form S-1 Registration Statement of 6,780 shares of Series A Convertible Preferred Stock, which were converted into 1,762,800 shares of common stock and provided aggregate offering proceeds in the amount of $67,800.

On April 1, 2009, the Company issued 100,000 shares of common stock to its transfer agent for services rendered at a value of $3,846.

NOTE 4 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes”, which was previously Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

	December 31,	December 31,
	2009	2008
Income tax expense (asset) at statutory rate	$(24,348)	$(7,107)
Valuation allowance	24,348	7,107

Income tax expense per books	$-0-	$-0-

Net deferred tax assets consist of the following components as of:

	December 31,	December 31,
	2009	2008
NOL Carryover	$94,043	$22,432
Valuation allowance	(94,043)	(22,432)

Net deferred tax asset	$-0-	$-0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for the years ended December 31, 2009 and December 31, 2008, were $94,043 and 22,432, respectively, and for federal income tax reporting purposes are subject to annual limitations.  Should a change in our ownership occur the net operating loss carry forwards may be limited as to their use in future years.

NOTE 5 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2009 and December 31, 2008, respectively, the Company had no amounts in excess of FDIC insured limit.

NOTE 6 - LICENSE AGREEMENT

We have entered into a license agreement with Yamit Lemoine, a significant shareholder and the wife of our former chief executive officer, which grants us a license for a term five (5) years until at least October 4, 2012 for the exclusive worldwide use of the Sore-Eez™ Chinese herbal liniment recipe and, perpetually, thereafter, if we have generated at least $400,000 from the sale of products based on the Sore-Eez™ Chinese herbal liniment recipe on or prior to such date.  Pursuant to this license agreement, we are required to exercise our best efforts to undertake and maintain the commercial scale production, marketing and distribution of products embodying the subject matter of the Sore-Eez™ Chinese herbal liniment recipe.  We may not sublicense or assign any of our rights under the license agreement.

On October 4, 2007, the date of our inception, we issued 975,000 shares of our restricted common stock to Yamit Lemoine, for a purchase price of $0.0012308 per share, for the license to the Sore-Eez™ Chinese herbal liniment recipe.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.  We do not have any future payments obligations to Yamit Lemoine under the license agreement.

The license will be amortized over five years using the straight line method.  Yamit Lemoine may terminate this license agreement in the event that we have not recognized revenues of at least $400,000 from the sale of products based on the Sore-Eez™ Chinese herbal liniment recipe by October 4, 2012.   We have not achieved this level of sales as of December 31, 2009, so the license remains subject to termination by the licensor at the end of such period.

The estimated amortization expense over the next five years is as follows:

Year Ending December 31
2007	$60
2008	$240
2009	240
2010	240
2011	240
2012	180
$1,200

FOUR STAR HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS:
Cash	$-	$137
Accounts receivable	44,872	-
Due from related parties	875,048	-
Inventories:		402
Real estate held for sale	3,389,566	-
Land held for development	6,480,836	-
Total Current Assets	10,790,322	539

FIXED ASSETS:
Equipment, net of accumulated depreciation	889,724	345

OTHER ASSETS:
License, net	660	660
Loan origination fees, net of accumulated amortization	40,888	-
Total other assets	41,548	660
Total Assets	$11,721,594	$1,544

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$60,863	$7,000

Long Term Liabilities:
Notes payable	5,834,248	-
Deferred tax liability	1,387,179	-
Total long term liabilities	7,221,427	-
Total Liabilities	7,282,290	7,000

SHAREHOLDERS' EQUITY:
Preferred stock (50,000,000 authorized;
par value $.001; none issued and outstanding)	-	-
Common stock (100,000,000 shares authorized;
no par value; 22,234,228 and 8,001,078 issued and outstanding, respectively)	4,533,347	88,587
Accumulated deficit	(94,043)	(94,043)
Total Shareholders' Equity (Deficit)	4,439,304	(5,456)
Total Liabilities and Shareholders' Equity	$11,721,594	$1,544

The accompanying notes are an integral part of these financial statements

FOUR STAR HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	March 31,	March 31,
	2010	2009
	Unaudited

Net Sales	$163,148	$-

Cost of Sales	116,575	-

Gross Profit	46,573	-

Expenses:
Amortization	2,813	60
Depreciation	2,596	25
General and Administrative	80,516	17,430

Total	85,925	(17,515)

Loss before other income (expense):	(39,352)	(17,515)

Other income - commission	2,215	-
Interest expense	(94,305)	-
Total other expense, net	(92,090)	-

Net (loss) before Income Taxes	(131,442)	(17,515)

Provision for Income Taxes	-	-

Net loss	$(131,442)	$(17,515)

Basic and diluted net loss per common share	$(0.0076)	$(0.0022)

Weighted average number of common shares outstanding	17,386,048	7,901,078

The accompanying notes are an integral part of these financial statements.

FOUR STAR HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31,	March 31,
	2010	2009
	Unaudited
OPERATING ACTIVITIES:
Net loss	$(131,442)	$(17,515)
Adjustments to reconcile net income to net cash
used in operating activities:
Issuance of common stock for services	60,829	-
Increase in amortization	2,813	60
Increase in depreciation	2,596	25
Changes in operating assets and operating liabilities:
Accounts receivable	(44,872)	-
Due from related parties	(875,048)	-
Changes in inventory:
Real estate held for sale	(3,389,566)	-
Land held for development	(6,480,836)	-
Loan origination fees	(38,075)	-
Accounts payable and accrued expenses	60,863	-
Deferred tax liability	1,387,179	-

Net cash used in operating activities	(9,445,559)	(17,430)

INVESTING ACTIVITIES:
Increase in Equipment	(882,628)	-

Net cash used in investing activities	(882,628)	-

FINANCING ACTIVITIES:
Increase in notes payable	5,834,248	-
Stock issued for investment in Ridgefield Development Corporation	4,417,772	-
Stock issued for investment in Four Star Realty	26,984	-

Net cash provided by financing activities	10,279,004	-

NET DECREASE IN CASH	(49,183)	(17,430)

CASH BEGINNING BALANCE	49,183	66,613

CASH ENDING BALANCE	$-	$49,183

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$-
Interest paid	$94,305	$-

The accompanying notes are an integral part of these financial statements.

  FOUR STAR HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

March 31, 2010

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for the presentation of interim financial information, and include all the information and footnotes required by generally accepted accounting principles for complete financial statements.  The audited financial statements for the period December 31, 2009 and the year then ended were filed on February 5, 2010 with the Securities and Exchange Commission are hereby referenced.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.

NOTE 2 - DESCRIPTION OF BUSINESS

Description of Business

Dragon’s Lair Holdings, Inc., a Florida corporation, was incorporated on October 4, 2007, and conducts its operations through its operating subsidiaries. Our Company was a provider of personal care products by means of a network of direct sales consultants.  Our business strategy was to provide quality products, operate at a profit, and enable our direct sales consultants to operate at a profit.

On December 14, 2009, Bobby Smith, Jr., (100% owner of Four Star Investment, Inc.), and Frances Mize (a single person) together consummated the purchase of 5,928,235 shares of common stock of Dragon’s Lair Holdings, Inc. from Talles Investments, Inc., Michel Lemoine, Yamit Lemoine, H. Bradley Ress, Steve Kravitz, Joseph R. Pierre-Louis, and Island Capital Management, LLC, which constituted 74.1 percent (74.1%) of the issued and outstanding shares of common stock of Dragon’s Lair Holdings, Inc., for an aggregate cash purchase price in the amount of $325,000.  The source of the funds for the purchase price for the shares of common stock of the Company was from Four Star Investments, Inc., an Alabama corporation, which is wholly owned by Bobby Smith, Jr.  As a result of the transactions, (i) Bobby R. Smith, Jr. owns individually 43.7 percent (43.7%) of the issued and outstanding common stock of the Company and has the sole power to vote and dispose of the such shares (ii) Frances Mize owns individually 30.4 percent (30.4%) of the issued and outstanding common stock of Dragon’s Lair Holdings, Inc. and has the sole power to vote and dispose of the such shares.

On February 10, 2010, Dragon’s Lair Holdings, Inc. changed its name to Four Star Holdings, Inc., (hereinafter known as the “Company”). The Company is a real estate acquisition and development entity that invests in companies that operate as real estate developers and home builders in order to (i) maximize cash flows, (ii) create value within the organizations and (iii) eventually sell at a profit.

Ridgefield Development Corporation and Four Star Realty, LLC, an Alabama corporation and an Alabama limited liability company, incorporated and organized on September 17, 2003 and January 1, 2006 respectively, were acquired on March 31, 2010 by the Company.  (See Note 6). As of March 31, 2010, the company structure is set forth in the following chart:

FOUR STAR HOLDINGS, INC. a Florida corporation

RIDGEFIELD DEVELOPMENT CORPORATION An Alabama corporation (100% Owned Subsidiary)

FOUR STAR REALTY, LLC An Alabama limited liability company (100% Owned Subsidiary)

Our principal executive office is located at 100 Four Star Lane, Odenville, AL  35120.  Our telephone number is (205)-640-7821, and our company website is www.4StarHoldings.com.  Our fiscal year ends on December 31st.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company. The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. As of March 31, 2010, the Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes, deposits on land purchase contracts and interest related to development and construction. Construction overhead and selling expenses are expensed as incurred. Real estate held-for-sale is classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas. The Company reviews its inventory for indicators of impairment by evaluating each community during each reporting period. The inventory within each community is categorized as real estate held-for-sale or land held for development based on the development state within respective phases.

Revenue Recognition

Revenues from fixed-price contracts are recognized on the completed contract method. This method is used because the typical contract is completed in three months or less, and financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with the Accounting Standards Codification (“ASC”) 260 “Earnings Per Share” which was previously Statement of Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted 1on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective commencing on the year ended December 31, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after March 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the quarter ended March 31, 2010.   As a result of the Company’s implementation of the Codification during the quarter ended March 31, 2010, previous references to new accounting standards and literature are no longer applicable. In the current quarter financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

In June 2009, the FASB revised the authoritative guidance for consolidating variable interest entities, which changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for the Company in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which is related to disclosure only, will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s financial statements. No recognized or non-recognized subsequent events were noted.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles – Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP SFAS No. 142-3 did not impact the Company’s financial statements.

Non-controlling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company implemented SFAS No. 160 at the start of fiscal 2009 and no longer records an intangible asset when the purchase price of a non-controlling interest exceeds the book value at the time of buyout. Any shortfall resulting from the early buyout of non-controlling interests will continue to be recognized as a benefit in partner investment expense up to the initial amount recognized at the time of buy-in. Additionally, operating losses can be allocated to non-controlling interests even when such allocation results in a deficit balance (i.e., book value can go negative).  Minority interest expense is no longer separately reported as a reduction to net income on the consolidated income statement, but is instead shown below net income under the heading “net income attributable to non-controlling interests.” The adoption of SFAS No. 160 did not have any other material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities – Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited. The Company will adopt SFAS No. 167 in fiscal 2010 and does not anticipate any material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 - EQUITY TRANSACTIONS

On October 4, 2007 (inception), Dragon’s Lair Holdings issued 975,000 shares of common stock for the purchase of the license to manufacture, distribute and sell, the Sore-Eez Chinese herbal liniment, its initial product, from Yamit Lemoine.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.

On November 4, 2007, Dragon’s Lair Holdings, Inc. issued 5,000,000 shares of common stock to an investor for cash in the amount of $11,100.

On December 31, 2007, Dragon’s Lair Holdings, Inc. issued 63,278 shares of common stock to an investor for cash in the amount of $633.

On March 27, 2008, Dragon’s Lair Holdings, Inc. issued 100,000 shares of common stock to directors for services rendered at a value of $4,008.

 On December 11, 2008, Dragon’s Lair Holdings, Inc. completed its public offering pursuant to its Form S-1 Registration Statement of 6,780 shares of Series A Convertible Preferred Stock, which were converted into 1,762,800 shares of common stock and provided aggregate offering proceeds in the amount of $67,800.

On April 1, 2009, Dragon’s Lair Holdings, Inc. issued 100,000 shares of common stock to its transfer agent for services rendered at a value of $3,846.

On December 14, 2009, Bobby Smith Jr. and Frances T. Mize purchased 74.1% of the issued and outstanding stock of Dragon’s Lair holdings, Inc. exchanging beneficial ownership to these persons.

On February 10, 2010, the Company issued 2,075,000 restricted shares for consultant services.

On February 10, 2010, the Company issued an aggregate of 12,000,000 shares of common stock of the Company, of which six (6) million were issued to each of Frances Mize and Bobby R. Smith, Jr. to cover extraordinary expenses incurred and paid on behalf of the Company and for future and probable acquisitions.

On February 10, 2010, the Company executed an agreement to issue an aggregate of 200,000 shares of common stock to Joseph L. Pittera, attorney for the Company, for services rendered.

On March 15, 2010, the Company issued 158,150 restricted shares for IT consulting services.

NOTE 5 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”). At March 31, 2010, the Company had no amounts in excess of the FDIC insured limit.

NOTE 6 – BUSINESS COMBINATIONS

On March 31, 2010, the Company acquired 100% of the outstanding common shares of Ridgefield Development Corporation, (“Ridgefield”) from Ridgefield’s former majority shareholders (“the shareholders”). Ridgefield is a real estate development company in Odenville, Alabama, and the acquisition is expected to increase the Company’s brand awareness and market share in the area. The business combination was a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Consideration paid by the Company included the issuance of 1,477,516 shares of Company common stock. The fair value assigned to the consideration is as follows:

The fair value of $4,417,772 for the 1,477,516 shares issued by Company as consideration paid for Ridgefield was determined on the basis of the closing market price of Company’s common shares on the acquisition date.

The transaction was accounted for using the acquisition method required by Topic 805, Business Combinations. The assignment of the total consideration as of the date of the acquisition is as follows:

Buildings, net	872,737

Real estate held for sale	3,389,566

Land	6,480,836

Other assets	918,847

Accounts payable and accrued expenses	(22,787)

Deferred income tax liability	(1,387,179)

Notes payable	(5,834,248)

Total fair value	$4,417,772

Fair valuation methods used for the identifiable net assets acquired in that acquisition make use of quoted prices in active markets and discounted cash flows using current interest rates.

Seasonality

Historically, the homebuilding industry has experienced seasonal fluctuations; therefore, the operating results for the period ended March 31, 2010 is not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2010.

On March 31, 2010, the Company acquired 100% of the membership interests of Four Star Realty, LLC (“Realty”) in a stock-for-membership interests exchange. The Company issued 9,026 shares for all interests held by the members of Realty. The transaction was a tax-free reorganization under Section 368(b) of the Internal Revenue Code. Realty is a licensed real estate brokerage located in Odenville, Alabama, and the acquisition is expected to increase the Company’s brand awareness and market share in the area.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  Independent Auditor’s Report

To the Members
Four Star Realty, LLC
100 Four Star Lane
Odenville, AL 35120

We have audited the accompanying balance sheets of Four Star Realty, LLC as of December 31, 2008 and 2009, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2008 and 2009. These financial statements are the responsibility of Four Star Realty, LLC management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Four Star Realty, LLC as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2009 in conformity with generally accepted accounting principles.

Labrozzi & Co., P.A.
Miami, Florida
January 21, 2010

FOUR STAR REALTY, LLC
BALANCE SHEETS
December 31, 2008 and 2009

ASSETS

			Pro forma
	2009	2008	2009
Cash and cash equivalents	$15,340	$16,195	$15,477
Due from members	25,505	15,000	25,505
Inventories	-	-	402
License, net	-	-	660
Property, plant, and equipment, net of accumulated depreciation	18,161	24,236	18,506

TOTAL ASSETS	$59,006	$55,431	$60,550

LIABILITIES AND MEMBERS' EQUITY

Payroll liabilities	$2,963	$1,119	$2,963
Accounts Payable			7,000
Due to member	5,071	3,000	5,071
Commission payable	12,129	14,422	12,129

TOTAL LIABILITIES	20,163	18,541	27,163

Members' equity	38,843	36,890	33,387

TOTAL LIABILITIES AND MEMBERS' EQUITY	$59,006	$55,431	$60,550

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS and CHANGES IN MEMBERS' EQUITY
Years Ended December 31, 2008 and 2009

			Pro forma
	2009	2008	2009

Revenue
Commission income	$818,277	$1,049,817	$818,277

Cost of sales-commssions	627,575	800,122	627,575

Gross profit	190,702	249,695	190,702

General and administrative expenses
Advertising and marketing, net of reimbursements	44,502	73,466	44,502
Amortization	-	-	240
Depreciation	6,075	6,080	6,175
Insurance	3,530	5,321	3,530
Miscellaneous	14,090	24,537	14,090
Salaries and wages	43,282	62,024	43,282
Repairs and maintenance	2,275	3,071	2,275
Professional fees	33,031	10,790	33,031
Rent	23,000	42,000	23,000
Supplies	5,962	8,279	5,962
Utilities	13,002	13,906	13,002
Other General & Administrative Costs	-	-	71,271

Total expenses	188,749	249,474	260,360

Net income	$1,953	$221	$(69,658)

MEMBERS' EQUITY DECEMBER 31, 2008	$36,890

2009 NET INCOME	1,953

MEMBERS' EQUITY DECEMBER 31, 2009	$38,843

The accompanying notes are an integral part of these financial statements.

FOUR STAR REALTY, LLC
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2009

	2009	2008

Cash Flows from Operating Activities
Net income from operations	$1,953	$221
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation	6,075	6,080
Changes in operating assets and operating liabilities:
Note receivable-related party	(10,505)	(15,000)
Payroll liabilities	1,844	(758)
Due to member	2,071	(9,081)
Commissions payable	(2,293)	14,422

Net cash used in operating activities	(855)	(4,116)

Cash Flows from Investing Activities
Cash paid for equipment	-	(1,888)

Net cash used in investing activities	-	(1,888)

Net change in cash and cash equivalents	(855)	(6,004)
Cash and cash equivalents - beginning of year	16,195	22,199
Cash and cash equivalents - end of year	$15,340	$16,195

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

NOTE 1 - DESCRIPTION OF ORGANIZATION

Organization. Four Star Realty, LLC (the “Company”) was formed on January 3, 2006 under the laws of the state of Alabama. The Company is engaged to perform all acts and lawful transactions relating to real estate business including sale, purchase, management, operation, construction, refurbishing and trading in plots of land for construction, real estate of all categories, owned either by the company or by related or other third parties.

Basis of accounting. The financial statements are prepared using the accrual basis of accounting.  Revenues are recognized when services are rendered and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2009.

Revenue recognition. The Company recognizes revenue in accordance with Statement of Accounting Standards No. 66, Accounting for Real Estate Sales. The Company recognizes revenue from real estate sales under the full accrual method. Under the full accrual method, profit may be realized in full when real estate is sold, provided (1) the profit is determinable and (2) the earnings process is virtually complete (the Company is not obligated to perform significant activities after the sale to earn the profit). The Company recognizes revenue from  real estate sales transactions on the closing date.

Impairment and Disposal of Long-Lived Assets. The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured at the

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES (Continued)

amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income taxes: The Company has elected partnership status for income tax purposes. Accordingly, a provision for income taxes has not been established.

New accounting pronouncements:

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements".  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and was adopted by the Company in the first quarter of fiscal year 2006. The Company is unable at this time to determine the effect that its adoption of SFAS No. 157 will have on its results of operations and financial condition.

In February 2008, the FASB issued Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s financial condition or results of operations.

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109". FIN 48 clarifies that accounting for uncertainty in income taxes recognized under SFAS No. 109 "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition measurement of a tax position taken or expected to be taken in a tax return and also provides guidelines on various related matters such as derecognition,

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES (Continued)

measurement and classification of income tax uncertainties, interest and penalties, and disclosure. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of required disclosures associated with any recorded income tax uncertainties. The differences between the amount recognized in the statement of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 was effective beginning in fiscal year 2007 and did not have a material effect on the Company's financial position, results of development stage activities or liquidity.

Considering the Effects of Prior Year Misstatements

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 (SAB No. 108) "Considering the Effects of Prior Year Misstatements When Qualifying Misstatements in Current Year Financial Statements". SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in qualifying a current year misstatement. The SEC staff believes that registrants should qualify errors using both a balance sheet and income statement approach and evaluate whether either approach results in qualifying a current year misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB No. 108 were effective for the Company's fiscal year ending December 31, 2006. The adoption of SAB No. 108 did not have a material impact on the Company's financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations”.  This Statement replaces the original SFAS No. 141.  This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of this SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141(R) establishes principles and requirements for how the acquirer:

1.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES (Continued)

2.
Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date.

The Company is unable at this time to determine the effect that its adoption of SFAS No. 141(R) will have on its results of operations and financial condition.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, which becomes effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its financial condition, results of operations, cash flows or disclosures.

NOTE 3 - PROPERTY PLANT & EQUIPMENT

Amounts and expected lives of property plant & equipment are as follows:

	Amounts	Expected useful lives
Computer equipment	$3,881	3-5 years
Furniture	21,447	5-7 years
Telephone equipment	12,050	5-7 years
Total depreciable PP&E	37,378
Less: Accumulated depreciation	(19,217)
Net depreciable PP&E	18,161
Total net PP&E	$18,161

Depreciation expense for December 31, 2008 and 2009 was $6,080 and $6,075 respectively.

NOTE 4- DUE FROM MEMBERS

During 2009, the Company made loans to the members of the Company. The balance of the outstanding receivable as of December 31, 2009 is $25,505.

NOTE- 5 DUE TO MEMBER

The managing member loaned the Company money for operations. During 2009, the managing member paid expenses on behalf of the Company in the amount of $2,071. Balances due as of December 31, 2008 and 2009 were $3,000 and $5,071 respectively.

NOTE- 6 OPERATING LEASE AGREEMENT

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2009:

Year ending December 31,:

2010	$24,000
2011	$24,000
2012	$24,000
2013	$24,000
2014	$24,000

NOTE- 7 LITIGATION

During 2008, the Company was involved in one pending matter in the Circuit Court of St. Clair County, Alabama, styled Jennifer Englett, et al. vs. Four Star Realty, LLC, et al., CV 08-30.  According to the pleadings in the case, Jennifer Englett, (the “Plaintiffs”) have asserted claims arising from construction defects in their homes. The Company was the exclusive listing agent for the sale of the homes and as such has been named as a defendant in the lawsuit.  According to the Company’s counsel, based on the evidence and testimony to date, it appears the Plaintiffs will have a difficult time prevailing on any claims directed at the Company and he anticipates moving for summary judgment against the Plaintiffs as soon as all depositions have been recorded.

Independent Auditor’s Report

To the Shareholders
Ridgefield Development, Corporation
100 Four Star Lane
Odenville, AL 35120

We have audited the accompanying balance sheets of Ridgefield Development, Corporation as of December 31, 2008 and 2009, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years 2008 and 2009 then ended. These financial statements are the responsibility of Ridgefield Development, Corporation management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridgefield Development, Corporation as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years 2008 and 2009 then ended in conformity with generally accepted accounting principles.

Labrozzi & Co., P.A.
Miami, Florida
February 27, 2010

RIDGEFIELD DEVELOPMENT, CORPORATION
BALANCE SHEETS
December 31, 2008 and 2009

ASSETS			Pro-forma
	2009	2008	2009
Current assets:
Cash	$-	$14,318	$137
Accounts receivable	42,872	47,457	42,872
Inventories	-	-	402

Total current assets	42,872	61,775	43,411

Non-current assets
Loan closing costs, net of accumulated amortization	29,072	40,325	29,072
Due from related party	617,164	620,164	617,164
Accounts Receivable	11,424	11,424	11,424
Notes receivable-related parties	225,960	144,150	225,960
Capitalized interest	1,189,497	908,197	1,189,497
Real estate held for sale	1,466,649	1,418,874	1,466,649
Land held for development	2,973,369	2,973,369	2,973,369
License - net of accumulated amortization			660
Property, plant & equipment, net of accumulated depreciation	505,014	515,397	505,359

Total non-current assets	7,018,149	6,631,900	7,019,154

TOTAL ASSETS	$7,061,021	$6,693,675	$7,062,565

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts Payable	$-	$-	$7,000
Accrued property tax	11,947	13,627	11,947
Due to related party	14,810		14,810
Line of credit	5,735,662	5,245,957	5,735,662

TOTAL LIABILITIES	5,762,419	5,259,584	5,769,419

Shareholders' equity:
Common stock	1,000	1,000	89,587
Retained earnings	1,297,602	1,433,091	1,203,559

Total shareholders' equity	1,298,602	1,434,091	1,293,146

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,061,021	$6,693,675	$7,062,565

The accompanying notes are an integral part of these financial statements.

RIDGEFIELD DEVELOPMENT, CORPORATION
STATEMENTS OF OPERATIONS AND CHANGES IN SHAREHOLDERS' EQUITY
Years Ended December 31, 2008 and 2009

			Pro-forma
	2009	2008	2009
Revenue
Sales	$20,011	$212,047	$20,011

Cost of sales	17,479	58,256	17,479

Gross profit	2,532	153,791	2,532

Operating expenses
Empty lot fees	12,165	10,991	12,165
Environmental fees	17,670	13,415	17,670
Repairs	16,762	8,070	16,762

Total operating expenses	46,597	32,476	46,597

Non-operating expenses:
Amortization expense	11,253	11,253	11,493
Bad debt expense	-	22,777	0
Depreciation	10,384	10,384	10,484
Insurance	3,902	3,264	3,902
Interest	2,010	25,253	2,010
Marketing	-	5,500	0
Miscellaneous	10,597	2,866	10,597
Professional fees	52,968	2,625	52,968
Property taxes	49,593	61,862	49,593
Utilities	2,120	4,991	2,120
Warranty costs	872	15,769	872
Other General & Administrative Costs			71,271

Total non-operating expenses	143,699	166,544	215,310

Net operating loss	(187,764)	(45,229)	(259,375)

Other income (expense)
Timber income	16,775	8,997	16,775
Rental income	35,500	44,735	35,500
Other expenses	-	(1,497)	-

Net other income	52,275	52,235	52,275

Net income (loss)	$(135,489)	$7,006	$(207,100)

SHAREHOLDERS' EQUITY DECEMBER 31, 2008	$1,434,091

2009 NET LOSS	(135,489)

SHAREHOLDERS' EQUITY DECEMBER 31, 2009	$1,298,602

The accompanying notes are an integral part of these financial statements.

RIDGEFIELD DEVELOPMENT, CORPORATION
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2009

	2009	2008

Cash Flows from Operating Activities
Net income (loss) from operations	$(135,489)	$7,006
Adjustments to reconcile net income to net cash
used in operating activities:
Amortization expense	11,253	11,253
Depreciation expense	10,384	10,384
Provision for bad debts	-	22,777
Gain on sale of fixed assets-buildings	-	8,997
Changes in operating assets and operating liabilities:
Accounts receivable	4,585	(64,252)
Due from Twelve Oaks Properties	3,000	10,077
Notes receivable-related parties	(81,810)	(26,297)
Capitalized interest	(281,300)	(237,415)
Real estate held for sale	(47,775)	891,685
Land held for development	-	(1,469,397)
Accounts payable	-	250
Due to related party	14,810	-
Accrued property tax	(1,680)	13,627
Accrued interest	-	(62,000)

Net cash used in operating activities	(504,022)	(883,305)

Cash Flows from Investing Activities:
Proceeds from sales of fixed assets-buildings	-	385,000
		-
Net cash provided by investing activities	-	385,000

Cash Flows from Financing Activities:
Draws on line of credit	489,704	857,000
Payments on line of credit	-	(475,000)

Net cash provided by financing activities	489,704	382,000

Net change in cash and cash equivalents	(14,318)	(116,305)
Cash and cash equivalents - beginning of year	14,318	130,623
Cash and cash equivalents - end of year	$-	$14,318

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$283,300	$314,592
Cash paid for taxes	$49,593	$61,682

The accompanying notes are an integral part of these financial statements.

NOTE 1 - DESCRIPTION OF ORGANIZATION

Organization. Ridgefield Development Corporation, (the “Company”) was formed on October 10, 2003 under the laws of the state of Alabama. The Company was formed to secure a 1400 acre property (the “Development”) in order to develop the property into neighborhoods of affordable homes with amenity packages found only in much more expensive neighborhoods. The Development consists of constructing the infrastructure and improvements for a residential development in Odenville, Alabama.

Project construction operations are conducted through the Company’s affiliates who share the same ownership. The Company creates each project such that it will generate income from the placement of the construction loan through its affiliates and/or the capital appreciation of the facility upon sale. Affiliates and management of the Company will develop the construction and permanent financing for the benefit of the Company.

The Development currently consists of four residential neighborhoods; Acton Meadows, a starter home community consisting of starter homes in the $130,000’s; Brookhaven, a multi-price point neighborhood starting in the low $100,000’s to the upper $200,000’s; Hidden Ridge, a ridge top neighborhood with larger lots as well as a small townhome site and Ridgefield, a mid-priced neighborhood with full size lots and a price range from $170,000 to $210,000.

Basis of accounting. The financial statements are prepared using the accrual basis of accounting.  Revenues are recognized when services are rendered and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES (Continued)

Revenue recognition. The Company recognizes revenue in accordance with Statement of Accounting Standards No. 66, Accounting for Real Estate Sales, under the full accrual method. Under the full accrual method, profit may be realized in full when real estate is sold, provided (1) the profit is determinable and (2) the earnings process is virtually complete (the Company is not obligated to perform significant activities after the sale to earn the profit). The Company recognizes revenue from its real estate sales transactions on the closing date.

Impairment and Disposal of Long-Lived Assets. The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income taxes: The Company has elected subchapter S status for income tax purposes. Accordingly, a provision for income taxes has not been established.

New accounting pronouncements

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements".  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and was adopted by the Company in the first quarter of fiscal year 2008. The Company is unable at this time to

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

determine the effect that its adoption of SFAS No. 157 will have on its results of operations and financial condition.

In February 2008, the FASB issued Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s financial condition or results of operations.

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109". FIN 48 clarifies that accounting for uncertainty in income taxes recognized under SFAS No. 109 "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition measurement of a tax position taken or expected to be taken in a tax return and also provides guidelines on various related matters such as de-recognition, measurement and classification of income tax uncertainties, interest and penalties, and disclosure. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of required disclosures associated with any recorded income tax uncertainties. The differences between the amount recognized in the statement of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 was effective beginning in fiscal year 2007 and did not have a material effect on the Company's financial position or liquidity.

Considering the Effects of Prior Year Misstatements

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 (SAB No. 108) "Considering the Effects of Prior Year Misstatements When Qualifying Misstatements in Current Year Financial Statements". SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

should be considered in qualifying a current year misstatement. The SEC staff believes that registrants should qualify errors using both a balance sheet and income statement approach and evaluate whether either approach results in qualifying a current year misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB No. 108 were effective for the Company's fiscal year ending December 31, 2006. The adoption of SAB No. 108 did not have a material impact on the Company's financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations”. This Statement replaces the original SFAS No. 141. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of this SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141(R) establishes principles and requirements for how the acquirer:

A.)	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree.

B.)
Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date.

The Company is unable at this time to determine the effect that its adoption of SFAS No. 141(R) will have on its results of operations and financial condition.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, which becomes effective for the Company on February 1, 2008, and permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3- NOTES RECEIVABLE-RELATED PARTIES

At December 31, 2009, “Notes receivable-related parties” in the balance sheet consisted of notes receivable from affiliated entities of which the shareholders of the Company are also the shareholders/members. The notes are due on demand and are uncollateralized. The notes receivable carry interest at rates ranging at 5% per annum. The aggregate receivable balances have been classified as noncurrent assets because they are not expected to be collected within one year from the balance sheet date. Below is a breakdown of the companies and the respective balances as of December 31, 2009:

Company	Amount

B&B Smith Construction, Inc.	$35,000
Four Star Investments, LLC	125,960
Four Star Properties, LLC	50,000
Bobby Smith, Jr.	15,000

Total	$225,960

NOTE 4-CAPITALIZED INTEREST

For the year ended December 31, 2009 the Company has recognized $283,300 in interest expense that was capitalized and $2,010 interest expensed directly to the Statement of Operations. Project interest expense is recorded on the balance sheet or statement of operations depending on the status of the project(s).

NOTE 5- LAND HELD FOR DEVELOPEMENT AND REAL ESTATE HELD FOR SALE

Land acquisition costs are capitalized as “Land Held for Development”. Project costs that are clearly associated with the development and construction of a real estate project are capitalized as a cost of that project. Costs are allocated to individual projects by the specific identification method. Interest costs are capitalized while development is in progress. When a project is completed it is reclassified as “Real Estate Held for Sale” until it is sold. Once a project is sold, the capitalized costs are reclassified as “Cost of Sales” to offset real estate sales in the Statement of Operations.

NOTE 6 - PROPERTY PLANT & EQUIPMENT

Amounts and expected lives of property plant & equipment are as follows:

	Amounts	Expected useful lives

Real estate building	$339,618	39 years
Equipment building	140,062	39 years
Land	50,000
Total land and depreciable PP&E	529,680
Less: Accumulated depreciation	(24,666)
Net land and depreciable PP&E	505,014
Total net PP&E	$505,014

Depreciation expense for December 31, 2009 was $10,384.

NOTE 7- LINE OF CREDIT-UNION STATE BANK

The Company has available a revolving line of credit with Union State Bank for $5,500,000. The line of credit expired in August 2009. Borrowings under the line of credit bear interest at fixed rate of 8.25% per annum.  The outstanding balance on the line of credit was $5,435,945 at December 31, 2009. The note is personally guaranteed by the shareholders.

The Company has available a revolving line of credit with Covenant Bank for $300,000. Borrowings under the line of credit bear interest at fixed rate of 5.25% per annum and mature August 5, 2010.  The outstanding balance on the line of credit was $299,717 at December 31, 2009. The note is personally guaranteed by the shareholders.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Four Star Holdings in connection with registering the sale of the common stock. Four Star Holdings has agreed to pay all costs and expenses in connection with this offering of common stock. Set for the below is the estimated expenses of issuance and distribution, assuming the maximum proceeds are raised.

Legal and Professional Fees	$20,000
Accounting Fees	$15,000
Blue Sky Qualification Fees	$5,000

Total	$40,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Florida Business Corporation Act, (iv) the payment of dividends in violation of applicable Sections of the Florida Business Corporation Act or (v) for any transaction from which the director derived an improper personal benefit.

 Our articles of incorporation and bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as our directors, officers, and employees, if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  Our articles of incorporation and bylaws, therefore, limit the liability of directors to the maximum extent permitted by the Florida Business Corporation Act.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of our securities in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of securities without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On October 4, 2007 (inception), Dragon’s Lair Holdings issued 975,000 shares of common stock for the purchase of the license to manufacture, distribute and sell, the Sore-Eez Chinese herbal liniment, its initial product, from Yamit Lemoine.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.

On November 4, 2007, Dragon’s Lair Holdings, Inc. issued 5,000,000 shares of common stock to an investor for cash in the amount of $11,100.

On December 31, 2007, Dragon’s Lair Holdings, Inc. issued 63,278 shares of common stock to an investor for cash in the amount of $633.

On March 27, 2008, Dragon’s Lair Holdings, Inc. issued 100,000 shares of common stock to directors for services rendered at a value of $4,008.

 On December 11, 2008, Dragon’s Lair Holdings, Inc. completed its public offering pursuant to its Form S-1 Registration Statement of 6,780 shares of Series A Convertible Preferred Stock, which were converted into 1,762,800 shares of common stock and provided aggregate offering proceeds in the amount of $67,800.

On April 1, 2009, Dragon’s Lair Holdings, Inc. issued 100,000 shares of common stock to its transfer agent for services rendered at a value of $3,846.

On December 14, 2009, Bobby Smith Jr. and Frances T. Mize purchased 74.1% of the issued and outstanding stock of Dragon’s Lair holdings, Inc. exchanging beneficial ownership to these persons.

On February 10, 2010, the Company issued 2,075,000 restricted shares for consultant services.

On February 10, 2010, the Company issued an aggregate of 12,000,000 shares of common stock of the Company, of which six (6) million were issued to each of Frances Mize and Bobby R. Smith, Jr. to cover extraordinary expenses incurred and paid on behalf of the Company and for future and probable acquisitions.

On February 10, 2010, the Company executed an agreement to issue an aggregate of 200,000 shares of common stock to Joseph L. Pittera, attorney for the Company, for services rendered.

On March 15, 2010, the Company issued 158,150 restricted shares for IT consulting services.

These securities were issued in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933.

ITEM 16.    EXHIBITS.

The following exhibits are included with this registration statement:

Exhibit No.	Description

3 .1	Articles of Incorporation, as currently in effect
3 .2	Bylaws, as currently in effect
4 .1	Specimen common stock certificate
5 .1	Opinion of Law Offices of Joseph Pittera. P.A.
10 .1	Acquisition of Ridgefield Development Corp.
10.2	quisition of Four Star Realty LLC
21 .1	List of Subsidiaries
23 .1	Consent of Independent Auditor, Lake & Associates, CPAs LLC
23.2	Consent of Independent Auditor, Labrozzi & Co., PA
23.3	Consent of Law Offices of Joseph Pittera. (included in Exhibit 5.1)

ITEM 17.   UNDERTAKINGS.

Under Rule 415 of the Securities Act, we are registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, Four Star Holdings includes the following undertakings in this Registration Statement:

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(1) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the  Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Odenville, State of Alabama on July 8, 2010.

Four Star Holdings, Inc.
(Registrant)

By: /s/ Bobby R. Smith, Jr.
Bobby R. Smith, Jr.
Chief Executive Officer, Treasurer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Bobby R. Smith, Jr. Bobby R. Smith, Jr.	Chief Executive Officer, and Treasurer	July 8, 2010
/s/Fran Mize Fran Mize	President and Director	July 8, 2010

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with (i) our financial statements for the period from January 1, 2010, through March 31, 2010, and the related notes; and (ii) the section of this prospectus entitled “Description of Business” that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors”. Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

We were incorporated under the laws of the State of Florida on October 4, 2007.  All activity to date has been related to the formation of our business, preparing our business plan and continued operations, including but not limited to:

 Acquisition of Twelve Oaks Properties, Inc. an Alabama Corporation.

 Acquisition of Four Star Investments Inc. an Alabama Corporation.

 Acquisition of Four Star Properties Inc., an Alabama Corporation.

  Acquisition of SBE LLC, an Alabama Limited Liability Company.

  Acquisition of  Legacy Springs Apartments

 Acquisition of Four Star Land Ventures, LLC, an Alabama Limited Liability Company

 Acquisition of B&B Smith Construction, Inc., an Alabama Corporation

 Begin development of new construction of homes

Plan of Operation

Early in 2002, after successfully working together for almost a decade, Bobby R. Smith, Jr., a Builder and Developer, and Fran Mize, a Real Estate Broker, began to formalize their vision of a Company which could purchase and develop land as well as build and sell the homes.  Knowing that the time was right for St. Clair County to move to the forefront of the Birmingham Metropolitan area, they began to purchase large tracts of land from Timber companies.  St. Clair County lies on the eastern edge of the metropolitan area, and the land they were looking at was strategically located along and between I-59 and I-20, the two major arteries into Birmingham.  The plan was always to purchase the land at a price where affordable housing could be built but still have the amenity package previously available only in neighborhoods of more expensive homes.

In 2003, after years of maintaining A1 credit ratings and close banking relationships, both personally and professionally, Management created Ridgefield Development Corp., the business entity which owns the Acton Meadows, Brookhaven, Hidden Ridge and Ridgefield neighborhoods located in Margaret, Alabama.  In 2002, Margaret had a population of approximately 750 residents and had issued only two building permits.  Once Management had the developments and infrastructure in place they began vertical construction.  In less than 5 years Margaret had 950 new homes and the population swelled to over 5000 residents.  Today, the town has not only experienced commercial growth to serve the growing population but a new elementary school is scheduled to open in the fall of 2010.

Management enjoys excellent working relations with the city and community leaders.  Ridgefield had all zoning in place as well as sewer access in all of its developments. Along with the growth, Management has always believed in giving back to the communities.  Bobby Smith serves on the St. Clair County Educational Foundation. Also Management has donated resources to the local schools.  There is a new state of the art St. Clair County High School and a new Margaret Elementary School.

Management has also partnered with the St. Clair Economic Board to bring millions of dollars of revenue and hundreds of jobs to the area.  Among these are the Honda Plant, a $2 billion dollar facility employing 4,500 workers; a $35 million dollar hospital in Pell City; a Bass Pro Shop, a new Jefferson State Junior College campus in Pell City and Grand River which is an upscale outlet mall and retail center now under construction just off I-59 and approximately 10 minutes from five neighborhoods owned by Management.

As Management created a boom for the City of Margaret, Management has also become a major force in the Birmingham market.  Bobby R. Smith, Jr., CEO was named Developer of the Year by the Greater Birmingham Association of Homebuilders for three years in a row.  Bobby R. Smith, Jr. was honored as Builder of the Year by the St. Clair County Association of Homebuilders and two years later as Builder of the Year by the Greater Birmingham Association of Homebuilders.  He also served for two years as President of the St. Clair Association of Homebuilders and is currently serving as President of the GBAHB which is the fifth largest such association in the nation.  During this period of growth, St. Clair County did become the fastest growing county in the state and Management grew along with the county with exceptional neighborhoods in most communities.  Following their vision of providing the very best of living conditions for the most affordable of prices, Four Star is now poised to become the largest real estate acquisition, development and sales organization in the state and then in the Southeastern U. S.

Management and Operating Structure

 The Company balances its local operating structure with centralized corporate-level Management. The Company's local managers, who have significant experience in the homebuilding industry generally and in their respective markets, are responsible for operating decisions regarding land identification, home design, construction and marketing. Decisions related to overall Company strategy, acquisitions of land and businesses, financing and disbursements are centralized at the corporate level.

Results of Operations

In the first quarter of operations ending March 21,2010, we have generated revenue of $163,148 and currently have 300 lots that are ready for construction and scheduled for completion within 18 months from funding.

Cash and cash equivalents	$0
Working capital	10,729,459
Total assets	11,721,594
Total liabilities	7,282,290
Total shareholders’ equity	4,439,304

Cash Flows from Operating Activities

As a result of the acquisition of Ridgefield Development Corp, Four Star Holdings, Inc received a stepped up fair value of land inventories, resulting in an overall net cash usage from operations of ($9,445,559)

Cash Flows from Investing Activities

Net cash used in investing activities was $882,628.

Cash Flows from Financing Activities

Net cash provided from financing activities was $10,279,004.

Plan of Operation and Funding

Our existing working capital is not expected to be adequate to fund our operations over the next twelve months. We have lines of credit for construction financing arrangements in the amount of $5.5 million.

In connection with our business plan, Management anticipates additional increases in operating expenses and capital expenditures relating to our operating activities.  We intend to finance these expenses with further issuances of securities, and debt issuances. We expect we will need to raise additional capital to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Going Concern

The Company commenced operations on October 4, 2007 and as of March 31 2010, does not have any going concern issues.

Significant Purchases

In December 2009, the Company acquired JD Edwards Financials and Homebuilder applications software.  This software is designed to help Four Star improve margins, facilitate rapid growth, and streamline regulatory compliance associated with a public entity.

The Company can improve its margins by:

•	Providing visibility into costs, leading to lower subcontractor bids and material costs
•	Enable more volume purchasing and “take-off” vs. turn-key bids, resulting in lower cost per square foot
•	Reduce “revenue leakage” related to subcontractor invoice reconciliation

The Company can facilitate rapid growth by:

•	Eliminating manual processes, leading to faster ‘time to build”
•	Scale their existing team to handle more home volume with profitable results

The Company can facilitate better SOX & Regulatory compliance by:

•	Automating financial controls, resulting in lower audit risk, litigation risk and potential fraud
•	Using an integrated system with consistent quality data, helping to avoid SEC penalties due to inaccurate files

The Company does not plan to acquire any significant equipment in fiscal 2010.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, Management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by Management.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are stated at fair value unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to market value. Inventory costs include land, land development and home construction costs, real estate taxes, deposits on land purchase contracts and interest related to development and construction. Construction overhead and selling expenses are expensed as incurred. Real estate held-for-sale is classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas. The Company reviews its inventory for indicators of impairment by evaluating each community during each reporting period. The inventory within each community is categorized as real estate held-for-sale or land held for development based on the development state within respective phases.

Revenue Recognition

Revenues from fixed-price contracts are recognized on the completed contract method. This method is used because the typical contract is completed in three months or less, and financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. A contract is considered complete when title is transferred.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with Statement of Accounting Standards No. 128, "Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

 In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective October 4, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us beginning July 1, 2007.  The Company does not expect FIN No. 48 to have a material impact on its financial statements.

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for us beginning July 1, 2007. The cumulative effect of the application of this consensus on prior period results should be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Elective retrospective application is also permitted. The Company does not expect the application of this consensus to have a material impact on its financial statements.

Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment. SAB No. 108 will not have an impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning May 1, 2008. The Company currently is assessing the potential impact that adoption of SFAS No. 157 would have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives us the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective for us beginning July 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on its financial statement.

The FASB has replaced SFAS No. 141 with a new statement on Business Combinations that changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes.  Currently, this change will have no effect on the Company’s financial statements.

The Company does not expect the adoption of recent accounting pronouncements to have any material impact on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are not subject to risks related to foreign currency exchange rate fluctuations.

Our functional currency is the United States dollar. We do not transact our business in other currencies. As a result, we are not subject to exposure from movements in foreign currency exchange rates. We do not use derivative financial instruments for speculative trading purposes.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of January 1, 2010 are as follows:

Name	Age	Principal Positions With Us
Bobby Smith Jr.	47	Chairman of the Board, Chief Executive Officer, and Treasurer
Fran Mize	63	President, Director
Al Rhoney	58	Chief Financial Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies, if any:

          The success of the Company depends to a significant degree on the efforts of the Company's senior Management, especially its president and chief executive officer and other officers. The Company's operations may be adversely affected if one or more members of senior Management cease to be active in the Company. The Company has designed its compensation structure and employee benefit programs to encourage long-term employment of executive officers.

Management Bio’s

Bobby R. Smith Jr.

CEO Mr. Smith is a second generation developer and builder with approximately 30 years of experience in the construction industry. He is a licensed builder and general contractor with the State of Alabama. He also owns a small excavating company which enables his to go from developing and grading the property to building and selling the homes. Over the course of his career he has built and closed on over 800 homes in over 13 residential developments in addition to numerous commercial buildings.

Mr. Smith is active in the affairs of Alabama and St. Clair County. He has served as President of St. Clair County Home Builders Association for two years and is currently on the Board of Directors of the St. Clair Educational Foundation. He currently holds a seat on the Board of Directors of the Greater Birmingham Association of Homebuilders and has partnered with the St. Clair Economic Development Council to bring business and development to St. Clair County. He is also a Board member of the National Association of Homebuilders in Washington, D. C. and is an Executive Officer of the State of Alabama Homebuilders Association in Montgomery.

In addition to his community activities, Mr. Smith has received numerous awards and accolades over his career, including being named “Builder of the Year” for St. Clair County in 2001 and “Business of the Year” by the Springville Chamber of Commerce in 2002. The Greater Birmingham Association of Homebuilders presented him with the Spring Home Tour “Developer of the Year” award for 2004, 2005, and 2006 as well as “Builder of the Year in the Greater Birmingham Area” in 2008. In 2009 Mr. Smith was elected as Vice President of the Greater Birmingham Association of Homebuilders and will ascend to the President in 2010.

Fran Mize

President; Ms. Mize is the Qualifying Broker for Four Star Realty, LLC Her early career was spent in the large corporate environment, working in Bell South’s Personnel department and as the Plant Manager for a manufacturing plant in Birmingham. She has spent the last 17 years as a successful realtor and Broker.

Prior to the creation of Four Realty, LLC, Ms. Mize and a team of realtors worked with Mr. Smith on his Peaceful Meadows and MacDonald Farm developments. When Mr. Smith and a group of investors started to develop several neighborhoods in the Odenville / Margaret area, Ms. Mize assembled the nucleus of what would become Four Star Realty.

Today, Four Star Realty has over 25 realtors and is ranked third behind D. R. Horton and another local real estate company, which has 16 offices and over 2,000 realtors listing properties in the area. For the entire Birmingham MLS reporting area, Four Star Realty is ranked number 25 out of 325 agencies in combined sales and listing volume. Management is projecting a 20% growth rate despite the current economic conditions.

Alvin A. Rhoney, CFO

Mr. Rhoney has 30 years of results oriented, business and financial management experience. He is a former partner with a large international C.P.A. firm where he was responsible for audits and management advisory services (MAS) for his clients. The depth and breadth of his audit and MAS experience spans virtually every business entity.

During the past 15 years he has worked as an Interim CFO for a wide variety of businesses, ranging in annual sales volume from $1,000,000 to $150 million, throughout the United States, most notably, the largest privately held mining manufacturer in the world. He designs and installs customized systems, procedures, and controls to strengthen internal controls and increase profit.

Mr. Rhoney holds a degree in business administration from Niagara University, New York. He is a New York State Certified Public Accountant and a Certified Management Consultant.

Term of Office

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Significant Employees

There are no significant employees other than our executive officers.

Committees of the Board of Directors

After the closing of this offering, our board of directors intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate the Management of our company.

Audit committee.  Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including by (1) assisting our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence and the performance of our internal audit function and independent auditors, (2) appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services, and (3) preparing the audit committee report that may be included in our annual proxy statement or annual report on Form 10-K. We will have at least three directors on our audit committee, each of whom will be independent under the requirements of the NASDAQ Capital Market, the Sarbanes-Oxley Act and the rules and regulations of the SEC.

We expect that the initial members of our audit committee will be Bobby R. Smith, Jr., Al Rhoney and Fran Mize . We expect that Bobby R. Smith, Jr. will be our audit committee chair. Mr. Rhoney will be our audit committee financial expert as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act.

Compensation committee.  Our compensation committee will review and recommend our policies relating to compensation and benefits for our executive officers and other significant employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluating the performance of our executive officers relative to goals and objectives, determining compensation for these executive officers based on these evaluations and overseeing the administration of our incentive compensation plans.  The compensation committee will also prepare the compensation committee report that may be included in our annual proxy statement or annual report on Form 10-K. We will have at least two directors on our compensation committee, each of whom will be independent under the requirements of the NASDAQ Capital Market. We expect that the initial members of our compensation committee will be Bobby R. Smith, Jr. Fran Mize and Al Rhoney.  We expect that Bobby R. Smith, Jr. will be our compensation committee chair.

Nominating and corporate governance committee.  Our nominating and corporate governance committee will (1) identify, review and recommend nominees for election as directors, (2) advise our board of directors with respect to board composition, procedures and committees, (3) recommend directors to serve on each committee, (4) oversee the evaluation of our board of directors and our Management, and (5) develop, review and recommend corporate governance guidelines and policies. We will have at least two directors on our nominating and corporate governance committee, each of whom will be independent under the requirements of the NASDAQ Capital Market.  We expect that the initial members of our nominating and corporate governance committee will be Fran Mize, Bobby R. Smith Jr. and Al Rhoney.  We expect that Bobby R. Smith, Jr. will be our nominating and corporate governance committee chair.

Compensation Committee Interlocks and Insider Participation

Our board of directors does not have a compensation committee. Since inception, all of our executive compensation decisions have been made by Bobby R. Smith, Jr. and Fran Mize, as the sole members of our board of directors.

Code of Ethics

After the closing of this offering, our board of directors intends to adopt a code of ethics for our principal executive and senior financial officers. This code of ethics will apply to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, and persons performing similar functions. After the effectiveness of the registration statement of which this prospectus forms a part, we intend to post the full text of this code on our website.  We intend to disclose future amendments to provisions of our code of ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or regulation.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the events prescribed by Item 401(f) of Regulation S-K during the past five years, including:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Philosophy and objectives

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our shareholders by attracting, retaining and motivating talented and qualified individuals to manage and lead our business. We will focus on providing a competitive compensation package that provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives.  After to the closing of this offering, we intend to establish a compensation committee and future decisions regarding executive compensation will be the responsibility of that committee. Since our inception, we have not paid any compensation, with all compensation decisions being made by Bobby R. Smith Jr., our Chairman, Chief Executive Officer, on an individual basis.

Elements of executive compensation

Base salary.  We will seek to provide our senior Management with a level of base salary in the form of cash compensation appropriate to their roles and responsibilities. Base salaries for our executives will be established based on the executive’s qualifications, experience, and scope of responsibilities, future potential and past performance and cash available to pay executive compensation. Base salaries will be reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. We will consider four factors in determining the base salaries of our named executive officers. These four factors are, in order of significance, (1) creating an incentive to achieve corporate goals, (2) individual performance, (3) cash available to pay compensation and (4) the total compensation each executive officer previously received while employed with us, if any.  We have not paid any base salary to our executive officers since our inception.

Incentive cash bonuses.  Our practice will be to seek to award incentive cash bonuses to our executive officers based upon their individual performance, as well as our overall business and strategic objectives. In determining the amount of cash bonuses paid to our named executive officers, we will consider the same four factors (and use the same weighting and method of measurement) as in determining their base salaries. We expect that our compensation committee will adopt formal processes for incentive cash bonuses beginning in 2010 and will utilize incentive cash bonuses to reward executives for achieving corporate financial and operational goals and for achieving individual performance objectives.  We have not paid any incentive cash bonuses to our executive officers since our inception.

Long-term equity compensation.  We believe that successful long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. We intend to establish equity incentive plans to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. We expect that our incentive plans will permit the grant of stock options, restricted shares and other stock awards to our executive officers, employees, consultants and non-employee board members. When we hire executive officers in the future, we expect to grant to them stock-based awards that will generally vest over a four or five-year period. We believe that stock-based awards provide an incentive for these officers to continue their employment with us, provide our executive officers with an opportunity to obtain an ownership interest in our company and encourage them to focus on our long-term profitable growth. We believe that the use of stock-based awards will promote our overall executive compensation objectives and expect that equity incentives will continue to be a significant source of compensation for our executives. In determining amounts awarded to our named executive officers under our incentive plans, we will consider the same four factors (and use the same method of measurement) as in determining base salary. The third factor (cash available) has an indirect effect when determining long-term equity compensation. Specifically, to the extent that this factor causes us not to pay base salary or cash bonuses, it points toward providing long-term equity compensation.  We have not issued any equity to our executive officers since our inception.

Other compensation.  Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, which are available to all employees. We may offer a 401(k) plan to our employees, including our named executive officers. This plan will permit employees to make contributions up to a statutory maximum and will permit us to make matching or profit-sharing contributions. To date, we have not offered a 401(k) plan or made, or committed to make, any matching or profit-sharing contributions under a 401(k) plan.

Policies related to compensation

Guidelines for equity awards.  We have not formalized a policy as to the amount or timing of equity grants to our executive officers. We expect, however, that the compensation committee will approve and adopt guidelines for equity awards.  Among other things, we expect that the guidelines will specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us, and provide procedures for grant information to be communicated to and tracked by our finance department.  As of the date of this prospectus, we have not established a finance department.  We anticipate that the guidelines will require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock ownership guidelines.  As of the date of this prospectus, we have not established ownership guidelines for our executive officers or directors.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. At least for the next several years, we expect the cash compensation paid to our executive officers to be below the threshold for non-deductibility provided in Section 162(m), and our equity incentive plans will afford our compensation committee with the flexibility to make a variety of types of equity awards to our executive officers, the deductibility of which will not be limited under Section 162(m).  However, as our compensation committee, which we expect to form after this offering, will fashion our future equity compensation awards, we do not now know whether any such awards will satisfy the requirements for deductibility under Section 162(m).

We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Summary Compensation Table

Our officers have verbally agreed to provide their services to us without compensation until the completion of this offering.

Employment Agreements

Bobby Smith and Fran Mize have entered into employment agreements as officers.  After this offering, we intend to have our officers enter into employment agreements with us providing a compensation package which will fairly compensate them for their services, including base salary, eligibility for annual bonuses determined by the compensation committee.  The employment agreements will also provide that these officers are eligible to participate in our equity incentive plans and other employee benefit programs.  However, there can be no assurance that we will enter into any such employment agreements.

Our decision to enter into these employment agreements, if any, will be made by our compensation committee.  We believe that, following receipt of the net proceeds of the offering, our substantially improved cash position will enable us to compensate our officers and continue to expand and develop our business.

Potential Payments Upon Termination or Change in Control

As of the date of this prospectus, there were no potential payments or benefits payable to our named executive officers upon their termination or in connection with a change in control.  See “Employment Agreements” above for a description of the provisions under the employment agreements we expect to enter into with our named executive officers regarding payments and benefits to them upon termination of their employment.

Grants of Plan-Based Awards in 2010

We have not granted any plan-based awards to our named executive officers since our inception.

Outstanding Equity Awards at Year-End

We did not have any outstanding equity awards to our named executive officers as of March 31, 2010.

Option Exercises and Stock Vested in 2009

None of our named executive officers exercised any options, nor did any unvested stock granted to our named executive officers vest, during fiscal year 2009.

Equity Incentive Plan

After the closing of this offering, we expect to adopt an equity incentive plan. The purposes of the plan are to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term Company goals and to more closely align these persons' interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan.

Compensation of Directors

All directors engaged in the future will be issued 25,000 shares of our common stock in consideration of their serving as directors.  All directors are reimbursed for out-of-pocket expenses for business related purposes.  We do not have any other arrangements for compensating our directors at this time.  Our director compensation program is determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2010, and as adjusted to reflect the sale of the shares offered in this offering on the assumption that all shares offered will be sold equating to 2,000,000 shares of common stock for:

• Each person or group known to us to beneficially own 5% or more of our common stock;

• Each of our directors and director nominees;

• Each of our named executive officers; and

• All of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 100 Four Star Lane Odenville AL 35120.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2010 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.

	Number of Shares	Percentage Of Shares Outstanding
Beneficial Owner	beneficially owned	Pre Offering	Post Offering

Fran Mize	8,430,576	37.92%	29.02%
Bobby R. Smith Jr.	9,497,659	42.72%	31.73%
Private Resources, LLC			8.25%
218 Main St Suite 164 Setauket NY 11733

All Directors and Officers as a group	4,305993

Issued Shares Pre-Offering	22,234,228
Post Offering Fully Diluted	39,384,228

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On February 12, 2010, the Company issued 12,000,000 shares to Fran Mize and Bobby Smith Jr. for the purpose of acquiring properties listed below;

Development Sites as of March 31, 2010

Region	Home Sites	Homes Under	Homes	Commercial	Appraised	Liability
	Developed	Construction	Sold	Parcels	Value
Ridgefield	899	12	504	0	$10,770,000	$6,134,945
12 Oaks	185	4	11	0	$6,875,000	$1,900,000
Four Star Investment	-	-	-	-	$7,461,107	$5,535,014
4 Star Properties	52	4	15	2	$5,395,000	$5,188,986
Legacy Springs Apts	-	-	-	-	$13,560,000	$1,600,000
4 Star Land Ventures	277	18	71	0	$21,200,000	$10,821,358
SBE	-	-	-	20	$13,032,400	$3,025,000
Total	1413	38	601	22	$78,293,507	$34,205,303

Policies and Procedures for Related Party Transactions

After the closing of this offering, we will adopt a written policy that requires any transaction, arrangement or relationship in which we will be a participant and the amount involved exceeds $10,000, and in which any of our directors, executive officers or shareholders owning at least 5% of any class of our voting securities, or any of their immediate family members or any entity in which any of the foregoing persons is employed or is a general partner or principal had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval. In the event that a proposed transaction with a related person involves an amount that is less than $10,000, the transaction will be subject to the review and approval of our Chief Executive Officer (or our Chief Financial Officer in the event our Chief Executive Officer, an immediate family member of the Chief Executive Officer, or an entity in which our Chief Executive Officer or a member of his immediate family is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by our Chief Executive Officer or Chief Financial Officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy will provide for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee will consider the relevant facts and circumstances available to it, including, (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable material or supplies (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee will approve only those transactions that the committee determines to be, in light of known circumstances, in, or not inconsistent with, our best interests and the best interest of our shareholders.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for our Company by Law Offices of Joseph L. Pittera 2214 Torrance Boulevard Suite 101 Torrance, California 90501 Telephone (310) 328-3588 Facsimile (310) 328-3063.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Four Star Holdings, Inc., 100 Four Star Lane Odenville AL 35120.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Four Star Holdings in connection with registering the sale of the common stock. Four Star Holdings has agreed to pay all costs and expenses in connection with this offering of common stock. Set for the below is the estimated expenses of issuance and distribution, assuming the maximum proceeds are raised.

Legal and Professional Fees	$20,000
Accounting Fees	$15,000
Blue Sky Qualification Fees	$5,000

Total	$40,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Florida Business Corporation Act, (iv) the payment of dividends in violation of applicable Sections of the Florida Business Corporation Act or (v) for any transaction from which the director derived an improper personal benefit.

 Our articles of incorporation and bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as our directors, officers, and employees, if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  Our articles of incorporation and bylaws, therefore, limit the liability of directors to the maximum extent permitted by the Florida Business Corporation Act.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of our securities in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of securities without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On October 4, 2007 (inception), Dragon’s Lair Holdings issued 975,000 shares of common stock for the purchase of the license to manufacture, distribute and sell, the Sore-Eez Chinese herbal liniment, its initial product, from Yamit Lemoine.  The value of the license was determined to be the legal costs to create the license, which was $1,200, as there were no other out-of-pocket costs for the license or the development of the recipe.

On November 4, 2007, Dragon’s Lair Holdings, Inc. issued 5,000,000 shares of common stock to an investor for cash in the amount of $11,100.

On December 31, 2007, Dragon’s Lair Holdings, Inc. issued 63,278 shares of common stock to an investor for cash in the amount of $633.

On March 27, 2008, Dragon’s Lair Holdings, Inc. issued 100,000 shares of common stock to directors for services rendered at a value of $4,008.

On December 11, 2008, Dragon’s Lair Holdings, Inc. completed its public offering pursuant to its Form S-1 Registration Statement of 6,780 shares of Series A Convertible Preferred Stock, which were converted into 1,762,800 shares of common stock and provided aggregate offering proceeds in the amount of $67,800.

On April 1, 2009, Dragon’s Lair Holdings, Inc. issued 100,000 shares of common stock to its transfer agent for services rendered at a value of $3,846.

On December 14, 2009, Bobby Smith Jr. and Frances T. Mize purchased 74.1% of the issued and outstanding stock of Dragon’s Lair holdings, Inc. exchanging beneficial ownership to these persons.

On February 10, 2010, the Company issued 2,075,000 restricted shares for consultant services.

On February 10, 2010, the Company issued an aggregate of 12,000,000 shares of common stock of the Company, of which six (6) million were issued to each of Frances Mize and Bobby R. Smith, Jr. to cover extraordinary expenses incurred and paid on behalf of the Company and for future and probable acquisitions.

On February 10, 2010, the Company executed an agreement to issue an aggregate of 200,000 shares of common stock to Joseph L. Pittera, attorney for the Company, for services rendered.

On March 15, 2010, the Company issued 158,150 restricted shares for IT consulting services.

These securities were issued in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933.

ITEM 16.    EXHIBITS.

The following exhibits are included with this registration statement:

Exhibit No.	Description

3 .1	Articles of Incorporation, as currently in effect
3 .2	Bylaws, as currently in effect
4 .1	Specimen common stock certificate
5 .1	Opinion of Law Offices of Joseph Pittera. P.A.
10 .1	Acquisition of Ridgefield Development Corp.
10.2	quisition of Four Star Realty LLC
21 .1	List of Subsidiaries
23 .1	Consent of Independent Auditor, Lake & Associates, CPAs LLC
23.2	Consent of Independent Auditor, Labrozzi & Co., PA
23.3	Consent of Law Offices of Joseph Pittera. (included in Exhibit 5.1)

ITEM 17.   UNDERTAKINGS.

Under Rule 415 of the Securities Act, we are registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, Four Star Holdings includes the following undertakings in this Registration Statement:

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(1) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the  Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Odenville, State of Alabama on July 8, 2010.

Four Star Holdings, Inc.
(Registrant)

By: /s/ Bobby R. Smith, Jr.
Bobby R. Smith, Jr.
Chief Executive Officer, Treasurer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Bobby R. Smith, Jr. Bobby R. Smith, Jr.	Chief Executive Officer, and Treasurer	July 8, 2010
/s/Fran Mize Fran Mize	President and Director	July 8, 2010